                                                                     EXHIBIT 2.1




                  AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

                            Dated as of June 16, 2002

                                  BY AND AMONG

                         Dreyer's Grand Ice Cream, Inc.,

                               New December, Inc.,

                           December Merger Sub, Inc.,

                             Nestle Holdings, Inc.,

                                       and

                               NICC Holdings, Inc.

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

Certain Definitions......................................................     2


                                   ARTICLE II

The Merger and Contribution; Closing.....................................     9

Section 2.1.   Time and Place of Closing.................................     9
Section 2.2.   The Merger................................................     9
Section 2.3.   Effective Time............................................     9
Section 2.4.   Effects of the Merger.....................................     9
Section 2.5.   The Contribution; Exchange................................     9
Section 2.6.   Certificate of Incorporation and Bylaws of Surviving
                  Corporation............................................    10
Section 2.7.   Name Change; Certificate of Incorporation and Bylaws of
                  New Dreyer's...........................................    10
Section 2.8.   Officers and Directors....................................    10
Section 2.9.   Deliveries by Nestle......................................    10
Section 2.10.  Deliveries by New Dreyer's................................    10
Section 2.11.  Effect on Capital Stock...................................    11
Section 2.12.  Exchange of Shares in the Merger..........................    12

                                   ARTICLE III

Representations and Warranties of Nestle.................................    14

Section 3.1.   Incorporation; Authorization; etc.........................    14
Section 3.2.   Capitalization; Structure.................................    15
Section 3.3.   Financial Statements......................................    15
Section 3.4.   No Undisclosed Liabilities................................    16
Section 3.5.   Sufficiency...............................................    16
Section 3.6.   Absence of Certain Changes................................    16
Section 3.7.   Litigation; Orders........................................    16
Section 3.8.   Intellectual Property.....................................    16
Section 3.9.   Licenses, Approvals, Other Authorizations, Consents,
                  Reports, etc...........................................    17
Section 3.10.  Labor Matters.............................................    17
Section 3.11.  Compliance with Laws......................................    18
Section 3.12.  Insurance.................................................    18
Section 3.13.  Material Contracts........................................    18

Section 3.14.  Brokers, Finders, etc.....................................    19
Section 3.15.  Affiliated Transactions...................................    19
Section 3.16.  Board Approval............................................    19
Section 3.17.  No Required Vote..........................................    19
Section 3.18.  Environmental Compliance..................................    19
Section 3.19.  Employee Benefit Plans....................................    20
Section 3.20.  Acquisition of Shares for Investment......................    22
Section 3.21.  Taxes.....................................................    22

                                   ARTICLE IV

Representations and Warranties of Dreyer's...............................    24

Section 4.1.   Incorporation; Authorization; etc.........................    24
Section 4.2.   Capitalization; Structure.................................    25
Section 4.3.   SEC Filings; Financial Statements.........................    26
Section 4.4.   No Undisclosed Liabilities................................    26
Section 4.5.   Antitakeover Statute and Provisions.......................    26
Section 4.6.   Absence of Certain Changes................................    27
Section 4.7.   Litigation; Orders........................................    27
Section 4.8.   Intellectual Property.....................................    27
Section 4.9.   Licenses, Approvals, Other Authorizations, Consents,
                  Reports, etc...........................................    28
Section 4.10.  Labor Matters.............................................    28
Section 4.11.  Compliance with Laws......................................    28
Section 4.12.  Insurance.................................................    28
Section 4.13.  Material Contracts........................................    29
Section 4.14.  Brokers, Finders, etc.....................................    29
Section 4.15.  Opinions of Dreyer's Financial Advisor....................    29
Section 4.16.  Board Approval; Rights Plan...............................    29
Section 4.17.  Required Vote.............................................    30
Section 4.18.  Environmental Compliance..................................    30
Section 4.19.  Employee Benefit Plans....................................    31
Section 4.20.  Taxes.....................................................    33

                                    ARTICLE V

Covenants of the Parties.................................................    33

Section 5.1.   Investigation of Business; Access to Properties and
                  Records................................................    33
Section 5.2.   Filings; Other Actions; Notification......................    34
Section 5.3.   Further Assurances; Assets and Liabilities................    36
Section 5.4.   Conduct of Business.......................................    36
Section 5.5.   Public Announcements......................................    41
Section 5.6.   Intercompany Accounts.....................................    42

Section 5.7.   Voting of Shares..........................................    42
Section 5.8.   Insurance.................................................    42
Section 5.9.   No Solicitation...........................................    42
Section 5.10.  Proxy Statement; Registration Statement; Blue Sky.........    45
Section 5.11.  Stockholders' Meeting; Board Recommendation...............    46
Section 5.12.  Certain Notices...........................................    47
Section 5.13.  Governance Agreement......................................    47
Section 5.14.  Nasdaq Listing............................................    47
Section 5.15.  Dreyer's Rights Agreement.................................    47
Section 5.16.  The Nestle Stock Purchase Agreement.......................    47

                                   ARTICLE VI

Employee Benefits Matters................................................    48

Section 6.1.   Nestle Severance and Retention Plans......................    48
Section 6.2.   Nestle Bonus Plans........................................    48
Section 6.3.   Dreyer's Employment Arrangements..........................    48
Section 6.4.   Dreyer's Employee Stock Purchase Plans....................    48
Section 6.5.   Long Term Incentive Plan..................................    49
Section 6.6.   Continuation of Benefits..................................    49
Section 6.7.   Service Credits...........................................    49
Section 6.8.   Controlled Group Liability................................    49
Section 6.9.   Reservation of Rights.....................................    49

                                   ARTICLE VII

Tax Matters..............................................................    50

Section 7.1.   Tax-free Qualification....................................    50
Section 7.2.   FIRPTA Certificate........................................    50
Section 7.3.   Indemnification...........................................    50
Section 7.4.   Cooperation...............................................    51

                                  ARTICLE VIII

Conditions Precedent.....................................................    51

Section 8.1.   Conditions to Each Party's Obligation.....................    51
Section 8.2.   Additional Conditions to Dreyer's Obligations.............    52
Section 8.3.   Additional Conditions to Nestle's Obligation..............    53

                                   ARTICLE IX

Survival.................................................................    54

Section 9.1.   Survival..................................................    54

                                    ARTICLE X

Termination..............................................................    54

Section 10.1.  Termination...............................................    54
Section 10.2.  Procedure and Effect of Termination.......................    55
Section 10.3.  Termination Fees..........................................    56
Section 10.4.  All Payments..............................................    56

                                   ARTICLE XI

Miscellaneous............................................................    57

Section 11.1.  Counterparts..............................................    57
Section 11.2.  Governing Law; Jurisdiction and Forum; Waiver of Jury
                  Trial..................................................    57
Section 11.3.  Entire Agreement; Beneficiaries...........................    57
Section 11.4.  Expenses..................................................    58
Section 11.5.  Notices...................................................    58
Section 11.6.  Successors and Assigns....................................    59
Section 11.7.  Headings; Definitions.....................................    59
Section 11.8.  Amendments and Waivers....................................    59
Section 11.9.  Specific Performance......................................    59
Section 11.10. Severability..............................................    60
Section 11.11. Mutual Drafting...........................................    60


List of Exhibits

Exhibit A    Form of Voting Agreement
Exhibit B    Form of New December, Inc. Certificate of Incorporation
Exhibit C    Form of New December, Inc. Bylaws
Exhibit D    Form of Governance Agreement
Exhibit E    Form of CEO Employment Agreement
Exhibit F    Form of Employment Agreement

                  AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

            THIS AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION (the "Agreement"), dated as of June 16, 2002, is entered into by and among Dreyer's Grand Ice Cream, Inc., a Delaware corporation ("Dreyer's"), New December, Inc., a Delaware corporation and wholly owned subsidiary of Dreyer's ("New Dreyer's"), December Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Dreyer's ("Merger Sub"), Nestle Holdings, Inc., a Delaware corporation ("Nestle"), and NICC Holdings, Inc., a Delaware corporation and wholly owned indirect subsidiary of Nestle ("Contributing Sub"). Unless otherwise specified, capitalized terms herein shall have the meaning ascribed to them in Article I.

            WHEREAS, New Dreyer's is a newly formed corporation that has issued and outstanding 100 shares of capital stock, all of which are owned by Dreyer's;

            WHEREAS, Dreyer's has caused New Dreyer's to form Merger Sub, all of the outstanding capital stock of which is owned by New Dreyer's;

            WHEREAS, the respective Boards of Directors of Dreyer's and Merger Sub have approved this Agreement and the merger of Merger Sub with and into Dreyer's with Dreyer's continuing as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, the respective Boards of Directors of Nestle, Contributing Sub and New Dreyer's have approved this Agreement and the contribution by Contributing Sub of all the equity interests of Nestle Ice Cream Company, LLC, a Delaware limited liability company which is wholly owned by Contributing Sub ("NICC"), to New Dreyer's in exchange for shares of Common Stock of New Dreyer's, with NICC becoming a wholly owned subsidiary of New Dreyer's (the "Contribution"), upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, the respective Boards of Directors of New Dreyer's, Nestle and Contributing Sub have approved this Agreement and the contribution by Nestle, of the Nestle Shares (as defined herein) to New Dreyer's in exchange for shares of Class B Common Stock of New Dreyer's (the "Exchange" and collectively with the Contribution and the Merger, the "Transactions");

            WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Merger, Exchange and the Contribution, taken together, will qualify as a transaction described in Section 351 of the Code;

            WHEREAS, each outstanding share of Dreyer's Common Stock (other than shares of Dreyer's Common Stock held in the treasury of Dreyer's or shares contributed to New December immediately prior to the Merger) shall cease to exist and shall be converted into the right to receive one share of Class A Callable Puttable Common Stock of New Dreyer's;

            WHEREAS, as a condition to and inducement to Nestle's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Nestle is entering into a Voting Agreement in the form of Exhibit A hereto (the "Voting Agreement") with certain stockholders of Dreyer's.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                               Certain Definitions

            Section 1.1. (a) As used in this Agreement the following terms shall have the following respective meanings:

            "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission.

            "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

            "Ancillary Agreements" shall mean the Governance Agreement and the Voting Agreement.

            "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City are authorized or required by Law to remain closed.

            "Business Intellectual Property Rights" shall mean all Intellectual Property Rights (i) owned by the NICC Entities or (ii) owned by an Affiliate of NICC and licensed to NICC.

            "Business Licensed Intellectual Property Rights" shall mean the Intellectual Property Rights sublicensed to NICC pursuant to the agreements described in Items 1 and 2 of Section 5.3(e) of the Nestle Disclosure Schedule.

            "Continuing Affiliate" shall mean any Affiliate of Nestle, other than an NICC Entity and, after the Effective Time, other than New Dreyer's and its Subsidiaries.

            "Controlled Group Liability" shall mean any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Nestle Employee Arrangements or Dreyer's Employee Arrangements (as applicable).

            "Covered Losses" shall mean any and all losses, liabilities, claims, fines, deficiencies, damages, obligations, payments (including, without limitation, those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including, without limitation, interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action), including, without limitation, any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

            "Dreyer's Benefit Arrangement" shall mean any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not a Dreyer's Employee Plan, (ii) is entered into, participated in, maintained, administered or contributed to, as the case may be, by Dreyer's or any of its Subsidiaries and
(iii) covers any U.S. employee or former U.S. employee of Dreyer's or any of its Subsidiaries employed in the U.S.

            "Dreyer's Common Stock" shall mean the Common Stock, par value $1.00 per share, of Dreyer's, and the associated Rights issued pursuant to the Dreyer's Rights Agreement.

            "Dreyer's Employee Arrangement" shall mean any Dreyer's Benefit Arrangement, Dreyer's Employee Plan or Dreyer's International Plan.

            "Dreyer's Employee Plan" shall mean any "employee benefit plan," as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that (i) is subject to any provision of ERISA, (ii) is entered into, participated in, maintained, administered or contributed to by Dreyer's or any of its Subsidiaries and (iii) covers any employee or former employee of Dreyer's or any of its Subsidiaries.

            "Dreyer's Entities" shall mean Dreyer's and its Subsidiaries.

            "Dreyer's Financial Advisor" shall mean Merrill Lynch & Co.

            "Dreyer's Intellectual Property Rights" shall mean all Intellectual Property Rights owned by or registered in the name of Dreyer's or its Subsidiaries.

            "Dreyer's International Plan" shall mean any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that
(i) is not an Dreyer's Employee Plan or a Dreyer's Benefit Arrangement, (ii) is entered into, participated in, maintained, administered or contributed to by Dreyer's or any of its Subsidiaries and (iii) covers any employee or former employee of Dreyer's or any of its Subsidiaries.

            "Dreyer's Multiemployer Plan" shall mean any Multiemployer Plan that
(i) is entered into, participated in, maintained, administered or contributed to by Dreyer's or any of its Subsidiaries and (ii) covers any employee or former employee of Dreyer's or any of its Subsidiaries.

            "Dreyer's Rights Agreement" shall mean the Amended and Restated Rights Agreement, dated as of March 4, 1991, as amended as of June 14, 1994, March 19, 1997 and May 15, 1997, between Dreyer's and ChaseMellon Shareholder Services, L.L.C.

            "Dreyer's Stockholders Approval" shall mean the approval and adoption of this Agreement and the Merger by the stockholders of Dreyer's by the Required Dreyer's Vote.

            "DGCL" shall mean the General Corporation Law of the State of Delaware.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" of any entity shall mean any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b)(1) or 4001(a)(14) of ERISA.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

            "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and Dreyer's Proxy Statement, as applicable, and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby.

            "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

            "Governmental Authority" shall mean any U.S. federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

            "Income Taxes" shall mean Taxes based on, or measured by, net income.

            "Intellectual Property Right" shall mean any trademark, service mark, trade name, Internet domain name, trade dress and general intangibles of like nature (together with goodwill), mask work, invention, trade secret, copyright, patent, know-how, proprietary or confidential information, process, formula, technology, discovery, method, research and development, drawing, artwork, customer list, software, database and compilation (including any and all collections of data and all documentation thereof), or any other similar type of proprietary or intellectual property right, including any registrations or applications for registration of any of the foregoing and renewals and extensions of registrations or patents.

            "Law" shall mean any U.S. federal, state or local, or any foreign, order, writ, injunction, judgment, award, decree, common law, statute, code, ruling, law, rule or regulation.

            "Lien" shall mean any imperfection of title, easement, encroachment, security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, proxy, voting trust or voting agreement.

            "Multiemployer Plan" shall mean a multiemployer plan, as defined in
Section 3(37) of 4001 ERISA.

            "Nestle Benefit Arrangement" shall mean any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Nestle Employee Plan, (ii) is entered into, participated in, maintained, administered or contributed to, as the case may be, by any NICC Entity and (iii) covers any U.S. employee or former U.S. employee of any NICC Entity employed in the U.S.

            "Nestle Employee Arrangement" shall mean any Nestle Benefit Arrangement, Nestle Employee Plan or Nestle International Plan.

            "Nestle Employee Plan" shall mean any "employee benefit plan," as defined in Section 3(3) of ERISA (other than a Nestle Multiemployer Plan), that
(i) is subject to any provision of ERISA, (ii) is entered into, participated in, maintained, administered or contributed to by any NICC Entity and (iii) covers any employee or former employee of any NICC Entity.

            "Nestle Financial Advisor" shall mean Rhone Group LLC.

            "Nestle International Plan" shall mean any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that
(i) is not an Nestle Employee Plan or a Nestle Benefit Arrangement, (ii) is entered into, participated in, maintained, administered or contributed to by any NICC Entity and (iii) covers any employee or former employee of any NICC Entity.

            "Nestle Multiemployer Plan" shall mean any Multiemployer Plan that
(i) is entered into, participated in, maintained, administered or contributed to by any NICC Entity and (iii) covers any employee or former employee of any NICC Entity.

            "Nestle Shares" shall mean the shares of Dreyer's Common Stock held by Nestle or any Affiliate thereof immediately prior to the Effective Time.

            "Nestle Stock Purchase Agreement" shall mean that certain Stock and Warrant Purchase Agreement, dated as of June 14, 1994, by and between Dreyer's and Nestle, as amended.

            "NICC Entities" shall mean NICC and its Subsidiaries.

            "NICC Membership Interest" shall mean the membership interest of NICC.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            "Permitted Liens" shall mean all Liens (i) which are reflected or reserved against in the Business Balance Sheet (up to the amounts so reflected or reserved against), (ii) which arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings,
(iii) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iv) which relate to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, and (v) incurred in the ordinary course of business consistent with past practice and which do not materially impair the use of the asset subject thereof for the purposes for which currently used.

            "Person" shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "SEC" shall mean the U.S. Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

            "Subsidiary" shall mean, with respect to any Person, any other entity of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

            "Tax" or "Taxes" shall mean all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto, whether disputed or not, in each case including such taxes for which a Person is or may be liable (i) as a result of Treasury Regulation Section 1.1502-6 (or a similar provision of state, local or foreign law) and (ii) as a result of being party to any agreement or any expressed or implied obligation to indemnify any Person.

            "Tax Authority" shall mean any Governmental Authority responsible for the collection or administration of any Tax.

            "Tax Returns" shall mean any returns, reports, claims for refund, information returns or statements (including any amended returns or information returns) required to be filed for purposes of a particular Tax.

            "Title IV Plan" shall mean a plan subject to Title IV of ERISA other than any Multiemployer Plan.

            "U.S." shall mean the United States of America.

            "Withdrawal Liability" shall mean liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV or ERISA.

            (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                              SECTION
----                                                              -------

2000 Financial Statements......................................   3.3
2001 Financial Statements .....................................   3.3
Additional Nestle Shares.......................................   2.5
Agreement......................................................   Preamble
Book Entry Shares..............................................   2.12(b)
Business.......................................................   3.5
Business Balance Sheet.........................................   3.3
Business Combination Proposal .................................   5.9(b)
Business Financial Statements..................................   3.3
Certificate of Merger..........................................   2.3
Certificates...................................................   2.12(b)
Class A Common Stock...........................................   2.11(a)
Class B Common Stock...........................................   2.5
Closing........................................................   2.1

TERM                                                              SECTION
----                                                              -------

Closing Date...................................................   2.1(b)
Code...........................................................   Recitals
Confidentiality Agreement......................................   5.1(c)
Contributing Sub...............................................   Preamble
Contribution...................................................   Recitals
Converted Dreyer's Option......................................   2.11(e)
Dreyer's.......................................................   Preamble
Dreyer's Disclosure Schedule...................................   Article IV
Dreyer's ESPP..................................................   5.4(b)(iv)
Dreyer's Material Adverse Effect...............................   8.3(a)
Dreyer's Material Contracts....................................   4.13
Dreyer's Merger Consideration..................................   2.11(a)
Dreyer's Option................................................   2.11(e)
Dreyer's Option Plans..........................................   2.11(e)
Dreyer's Proxy Statement.......................................   5.10(a)
Dreyer's Representatives.......................................   5.9(a)
Dreyer's SEC Reports...........................................   4.3(a)
Dreyer's Stockholders Meeting..................................   5.11
Delaware Secretary of State....................................   2.3(u)
Disinterested Directors........................................   Recitals
Effective Time.................................................   2.3
Employees......................................................   6.6
Environmental Laws.............................................   3.18(a)
Exchange ......................................................   Recitals
Exchange Agent.................................................   2.12(a)
Exchange Fund..................................................   2.12(a)
Governance Agreement...........................................   5.13
Last Offering Period...........................................   6.4
LTIP...........................................................   6.5
Licenses.......................................................   3.9(a)
Merger.........................................................   Recitals
Merger Sub.....................................................   Preamble
New Dreyer's...................................................   Preamble
Nestle.........................................................   Preamble
Nestle Disclosure Schedule.....................................   Article III
NICC...........................................................   Recitals
NICC Interests.................................................   2.5
NICC Material Adverse Effect...................................   8.2(a)
NICC Material Contracts........................................   3.13
NICC Subsidiary................................................   7.3
Registration Statement.........................................   5.10(a)
Required Dreyer's Vote.........................................   4.17
Rights.........................................................   4.2(a)
Superior Proposal..............................................   5.9(b)
Superior Proposal Notice.......................................   5.9(d)

TERM                                                              SECTION
----                                                              -------

Surviving Corporation..........................................   2.2
Termination Date...............................................   10.1(b)
Transactions...................................................   Recitals
Voting Agreement...............................................   Recitals


                                   ARTICLE II

                      The Merger and Contribution; Closing

            Section 2.1. Time and Place of Closing. The closing of the Transactions (the "Closing") shall take place (a) at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable (but no later than the fifth Business Day) following the date on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, time and/or date as Dreyer's and Nestle shall agree (the date of the Closing, the "Closing Date").

            Section 2.2. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Dreyer's at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Merger Sub shall cease and Dreyer's shall continue as the surviving corporation (the "Surviving Corporation").

            Section 2.3. Effective Time. Upon the Closing, Merger Sub and Dreyer's shall (a) file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Dreyer's and Nestle shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

            Section 2.4. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Dreyer's and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Dreyer's and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            Section 2.5. The Contribution; Exchange.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, Nestle shall cause the Contributing Sub to, and

Contributing Sub shall make the Contribution of all the membership interests of NICC (the "NICC Interests"), representing the entire equity interest in NICC, to New Dreyer's in return for 55,001,299 shares ("Additional Nestle Shares") of Class B Common Stock, par value $0.01 per share, of New Dreyer's ("Class B Common Stock").

            (b) Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, Nestle shall, in the Exchange, contribute all of the Nestle Shares to New Dreyer's in exchange for the issuance of one share of Class B Common Stock for each share of Dreyer's Common Stock that is a Nestle Share.

            Section 2.6. Certificate of Incorporation and Bylaws of Surviving Corporation. The certificate of incorporation of Dreyer's shall be amended to read in its entirety as the certificate of incorporation of Merger Sub, in effect immediately prior to the Effective Time. The bylaws of Dreyer's shall be amended to read in its entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

            Section 2.7. Name Change; Certificate of Incorporation and Bylaws of New Dreyer's. At the Effective Time, Dreyer's shall cause New Dreyer's name to be changed to "Dreyer's Grand Ice Cream, Inc." Dreyer's shall cause New Dreyer's certificate of incorporation and bylaws to be amended as of immediately prior to the Effective Time to read in the form set forth on Exhibit B and C hereto, respectively, until thereafter changed or amended as provided therein or by applicable Law.

            Section 2.8. Officers and Directors. (a) The officers of Dreyer's at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The Board of Directors of Merger Sub at the Effective Time shall be the Board of Directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a member of the Board of Directors or until their respective successors are duly elected and qualified.

            (b) Dreyer's shall take, and shall cause New Dreyer's to take, all action necessary to cause the Board of Directors of New Dreyer's to be comprised of ten members and to elect five designees of Nestle (who shall be designated in writing to Dreyer's by Nestle prior to the Effective Time) to the Board of Directors of New Dreyer's effective as of the Effective Time (as contemplated by Section 3.01 of the Governance Agreement).

            Section 2.9. Deliveries by Contributing Sub. At the Closing, Nestle shall cause the Contributing Sub to, and Contributing Sub shall deliver to New Dreyer's certificates or notarial assignment deed for, or such other instruments evidencing ownership under applicable law of, the NICC Interests, which constitute and will constitute as of the Closing, 100% of the issued and outstanding equity interests of NICC, and the Nestle Shares, in each case with appropriate instruments of transfer.

            Section 2.10. Deliveries by New Dreyer's. At the Closing, Dreyer's shall cause New Dreyer's to deliver to (i) the Contributing Sub a certificate for the Additional Nestle Shares, in definitive form, registered in the name of the Contributing Sub, bearing a legend or legends referencing restrictions under the Securities Act and under the Governance Agreement on transfer of the Additional Nestle Shares and (ii) Nestle a certificate for the shares of Class B Common Stock as provided for in
Section 2.5(b).

            Section 2.11. Effect on Capital Stock.

            (a) At the Effective Time, by virtue of the Merger, each share of Dreyer's Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Dreyer's, and not including the Nestle Shares, which will be exchanged immediately prior to such time pursuant to Section 2.5(b) and canceled at the Effective Time pursuant to Section 2.11(c)) shall cease to exist and be converted into the right to receive one share of Class A Callable Puttable Common Stock, par value $0.01 per share, of New Dreyer's ("Class A Common Stock") (collectively, the "Dreyer's Merger Consideration").

            (b) At the Effective Time, by virtue of the Merger, each share of the common stock, par value $0.01 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to exist and be converted into the right to receive one share of common stock, par value $0.01, of the Surviving Corporation.

            (c) At the Effective Time, by virtue of the Merger, each Nestle Share owned by New Dreyer's issued and outstanding immediately prior to the Effective Time (after the Exchange) shall cease to exist.

            (d) At the Effective Time, by virtue of the Merger, each share of Dreyer's Common Stock held in the treasury of Dreyer's immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange thereof.

            (e) Each outstanding option to purchase Dreyer's Common Stock (each, a "Dreyer's Option"), issued pursuant to Dreyer's stock option plans (collectively, the "Dreyer's Option Plans") shall, without any action by the holder thereof and pursuant to the terms of the Dreyer's Option Plans, vest and become fully exercisable upon approval and adoption of the Merger by the Board of Directors of Dreyer's, and shall be converted as of the Effective Time into an option (a "Converted Dreyer's Option") to acquire (i) prior to the Redemption Date (as defined in the Governance Agreement) that number of shares of Class A Common Stock equal to the number of shares of Dreyer's Common Stock subject to such Dreyer's Option immediately prior to the Effective Time, at the price or prices per share in effect pursuant to the terms of such Dreyer's Option immediately prior to the Effective Time and (ii) at and after the Redemption Date or the effective time of the Short-Form Merger (as defined in the Governance Agreement), consideration of the same type and amount the holder thereof would have received had he or she exercised such Converted Dreyer's Option prior to the Redemption Date and received consideration pursuant to the Redemption (as defined in the Governance Agreement) at the price or prices per share in effect pursuant to the terms of such Dreyer's Option immediately prior to the Effective Time. Each Converted Dreyer's Option shall otherwise be subject to the same terms and conditions applicable to the original Dreyer's Option immediately prior to the Effective Time including any provision relating to acceleration by reason of any of the transactions contemplated by this Agreement. Notwithstanding the foregoing provisions of this Section 2.11(e), Dreyer's Options held by individuals who, pursuant to Section 6.3 hereof, have entered into or enter into employment agreements in the forms set forth in Exhibit F hereto shall be subject to the terms of such agreements. Prior to the Effective Time, Dreyer's and Nestle shall use their reasonable best efforts to effectuate this Section 2.11(e).

            Section 2.12. Exchange of Shares in the Merger. (a) At the Effective Time, New Dreyer's shall make available to an exchange agent selected by New Dreyer's (the "Exchange Agent"), for the benefit of those Persons who immediately prior to the Effective Time were the holders of shares of Dreyer's Common Stock (other than the Nestle Shares), a sufficient number of certificates representing shares of Class A Common Stock required to effect the delivery of the aggregate Dreyer's Merger Consideration required to be issued pursuant to
Section 2.11(a) (the certificates representing shares of Class A Common Stock comprising such aggregate Dreyer's Merger Consideration being hereinafter referred to as the "Exchange Fund").

            (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Nestle or its Affiliates) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Dreyer's Common Stock (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for exchange therefor or for effecting the exchange of Certificates for shares of Class A Common Stock to be held in book entry form. Promptly after the Effective Time, the Exchange Agent shall also mail to each holder of record of shares of Dreyer's Common Stock held in book entry form ("Book Entry Shares") instructions for use in effecting the exchange of said Book Entry Shares for shares of Class A Common Stock. Upon surrender of Certificates to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, or, in the case of Book Entry Shares, compliance with the instructions for the exchange thereof, the holder of such Certificates or Book Entry Shares shall be entitled to receive for the Common Shares represented by such Certificates the Dreyer's Merger Consideration, and the Certificates so surrendered or Book Entry Shares so exchanged shall forthwith be canceled. Until so surrendered, Certificates, and until exchanged as contemplated by this Section 2.12(b), Book Entry Shares, shall represent solely the right to receive the Dreyer's Merger Consideration. No dividends or other distributions that are declared after the Effective Time on shares of Class A Common Stock and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive shares of Class A Common Stock until such Persons surrender their Certificates or comply with the procedures for exchanging Book Entry Shares. After such surrender or compliance, as the case may be, there shall be paid to the Person in whose name the shares of Class A Common Stock are issued any dividends or other distributions on such shares of Class A Common Stock which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, such payment shall be made on such payment date. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any Certificate representing shares of Class A Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of certificates for such shares of Class A Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Class A Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Class A Common Stock for the account of the Persons entitled thereto.

            (c) Any portion of the Exchange Fund which remains unclaimed by the former holders of Dreyer's Common Stock for six months after the Effective Time shall be delivered to New Dreyer's, upon demand of New Dreyer's, and any former holders of Dreyer's Common Stock shall thereafter look only to New Dreyer's for payment of their claim for the Dreyer's Merger Consideration for the shares of Dreyer's Common Stock. If, after the Effective Time, Certificates or unexchanged Book Entry Shares representing shares of Dreyer's Common Stock outstanding prior to the Effective Time are presented to New Dreyer's, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

            (d) Notwithstanding anything to the contrary in this Agreement to the fullest extent permitted by Law, none of the Exchange Agent, New Dreyer's or the Surviving Corporation shall be liable to a holder of shares of Dreyer's Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) Either New Dreyer's or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Dreyer's Common Stock such amounts as New Dreyer's (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of any applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by New Dreyer's or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Dreyer's Common Stock in respect of whom such deduction and withholding were made by New Dreyer's.

            (f) Tax-Free Treatment. The Parties intend that the Merger will meet the requirements of Section 368(a) of the Code and rules and regulations promulgated thereunder, that the Merger, the Exchange and the Contribution, taken together, will meet the requirements described in Section 351 of the Code and the rules and regulations promulgated thereunder, and that this Agreement shall constitute the plan of reorganization.

                                   ARTICLE III

                    Representations and Warranties of Nestle

            Except as set forth in the disclosure schedule delivered to Dreyer's by Nestle on the date hereof (the "Nestle Disclosure Schedule"), Nestle hereby represents and warrants to Dreyer's and Merger Sub as follows:

            Section 3.1. Incorporation; Authorization; etc. (a) Nestle is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each NICC Entity is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. Except as set forth in Section 3.1(a) of the Nestle Disclosure Schedule, each of the NICC Entities (i) has the requisite corporate or similar power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so organized or in good standing or to be duly qualified to transact business, or to have such power and authority, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. For purposes of this
Article III, a "material adverse effect on the NICC Entities" shall mean a material adverse effect on the assets, liabilities, business, financial condition, results of operations and prospects of the NICC Entities, taken as a whole.

            (b) Nestle has the requisite corporate or similar power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Nestle of this Agreement, the performance by Nestle of its obligations hereunder and the consummation by Nestle of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Nestle and no other corporate proceedings on the part of Nestle, its Board of Directors or stockholders are necessary therefor.

            (c) Except as set forth in Section 3.1(c) of the Nestle Disclosure Schedule, the execution, delivery and performance of this Agreement will not (i) violate any provision of Nestle's certificate of incorporation or by-laws, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any shares of capital stock or similar interest of any NICC Entity, or any of NICC Entity's assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which Nestle or any NICC Entity is a party or by which any of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which Nestle, any Continuing Affiliate or any NICC Entity is subject, that, in the case of clauses (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities or prevent the Transactions from occurring prior to the Termination Date or result in any material delay in the consummation of the Transactions. This Agreement has been duly executed and delivered by Nestle, and, assuming the due execution hereof by Dreyer's, New Dreyer's and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Nestle, enforceable against Nestle in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). Nestle has delivered to Dreyer's a true and correct copy of the certificate of formation and the operating agreement, each as amended to date, of NICC.

            Section 3.2. Capitalization; Structure. (a) Nestle owns indirectly 100% of the outstanding capital stock of Contributing Sub and Contributing Sub owns 100% of the authorized equity interests of NICC. The membership interests are validly issued, fully paid and non-assessable, and free of preemptive rights and free and clear of all Liens. The Nestle Shares constitute 9,563,016 shares of December Common Stock.

            (b) Section 3.2(b) of the Nestle Disclosure Schedule sets forth the name of each Subsidiary of NICC, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name and number of shares owned by each holder of any such shares of capital stock or other equity interests. Except as set forth in Section 3.2 of the Nestle Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of the Subsidiaries of NICC have been validly issued, and are fully paid and non-assessable, are free of preemptive rights, and are owned directly by NICC as set forth in Section 3.2(b) of the Nestle Disclosure Schedule, free and clear of all Liens.

            (c) There are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares, membership interests, capital stock of any class of, or other equity interests in, any NICC Entity. None of the NICC Entities owns any equity interest, directly or indirectly, in any Person other than the NICC Entities. There are no outstanding obligations of any NICC Entity (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests in any NICC Entity or (ii) to grant preemptive or antidilutive rights with respect to any such shares or interests.

            Section 3.3. Financial Statements. Attached hereto as Section 3.3 of the November Disclosure Schedule hereto are true and complete copies of the audited consolidated statements of income, balance sheets and statements of cash flows, including all related notes and schedules thereto, of NICC as of and for the twelve months ended December 31, 2000 including all related notes and schedules thereto (the "2000 Financial Statements") and unaudited consolidated statements of income, balance sheets and statements of cash flows of the NICC Entities as of and for the twelve months ended December 31, 2001 (the "2001 Financial Statements" and together with the 2000 Financial Statements, the "Business Financial Statements"). The 2001 Financial Statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of NICC for the period and as of the date set forth therein, in accordance with International Accounting Standards applied on a consistent basis throughout the period without notes (and except for changes resulting from normal and recurring year-end adjustments and except that such financial statements do not reflect any adjustments to reflect Nestle's purchase of the 50% membership interest in NICC from an Affiliate of The Pillsbury Company). The 2000 Financial Statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of NICC for the period and as of the date set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the period. The Business Financial Statements have been prepared from and in all material respects in accordance with the books and records of the NICC Entities. The balance sheet as of December 31, 2001 included in the 2001 Financial Statements is referred to herein as the "Business Balance Sheet."

            Section 3.4. No Undisclosed Liabilities. Except for liabilities which are reflected or reserved against in the Business Balance Sheet or as set forth in Section 3.4 of the Nestle Disclosure Schedule, none of the NICC Entities has any liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations arising in the ordinary course of business consistent with past practice since December 31, 2001, which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

            Section 3.5. Sufficiency. Except as set forth in Section 3.5 of the Nestle Disclosure Schedule, the assets and rights of the NICC Entities constitute all of the material assets and rights necessary in all material respects to own and operate the existing ice cream and frozen dessert products manufacturing and distribution business of Nestle and its subsidiaries in the United States (collectively, the "Business"), as reflected in the Business Financial Statements, in the manner currently being conducted. The NICC Entities collectively own or lease, or otherwise have good and valid rights to, all material assets, properties and other rights related to the Business, except as would not, individually or in the aggregate, have or reasonably be expected to have an material adverse effect on the NICC Entities.

            Section 3.6. Absence of Certain Changes. Except as set forth in
Section 3.6 of the Nestle Disclosure Schedule, since December 31, 2001, there has been no (a) change or development in or effect on the business or businesses of the NICC Entities that has had, or would reasonably be expected to have, a material adverse effect on the NICC Entities or (b) action taken by any NICC Entity prior to the date hereof which, if taken from the date hereof through the Closing, would violate any of Clauses (i) - (xxi) of Section 5.4(a).

            Section 3.7. Litigation; Orders. Except as set forth in Section 3.7 of the Nestle Disclosure Schedule, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to Nestle's or NICC's knowledge, threatened, against any NICC Entity that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against any NICC Entity or any of their respective properties or businesses that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

            Section 3.8. Intellectual Property. (a) Section 3.8(a) of the Nestle Disclosure Schedule sets forth an accurate and complete list of all material registered Business Intellectual Property Rights and material registered trademarks included in Business Licensed Intellectual Property Rights, including without limitation a list of all U.S. and foreign patents and patent applications, trademark registrations and applications, and copyright registrations of any of the

NICC Entities. Except as set forth in Section 3.8(a) of the Nestle Disclosure Schedule, the NICC Entities or their Affiliates own exclusively all material Business Intellectual Property Rights free and clear of all Liens and restrictions. Except as set forth in Section 3.8(a) of the Nestle Disclosure Schedule, no material Business Intellectual Property Right or, to Nestle's knowledge, material Business Licensed Intellectual Property Rights, is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the NICC Entities or restricting the licensing of any Business Intellectual Property Rights by Nestle or the NICC Entities to any Person. Except as set forth in Section 3.8 of the Nestle Disclosure Schedule, no use of the Business Intellectual Property Rights or, to Nestle's knowledge, material Business Licensed Intellectual Property Rights by any NICC Entity is infringing on any other Person's Intellectual Property Rights and, to the knowledge of Nestle and NICC, no Person is infringing on any Business Intellectual Property Rights or Business Licensed Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. Except as set forth in Section 3.8 of the Nestle Disclosure Schedule, no NICC Entity is a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified in writing of, any alleged claim of infringement of any Intellectual Property Right and the NICC Entities have no outstanding claim or suit for any continuing infringement by any other Person of any Business Intellectual Property Rights.

            (b) Section 3.8(b) of the Nestle Disclosure Schedule sets forth an accurate and complete list of all material license, sublicense and royalty agreements entered into by any of the NICC Entities relating to Intellectual Property. Except as set forth in Section 3.8(b) of the Nestle Disclosure Schedule, no party to any such material agreement is in material breach or default under such agreement or has given notice of termination or repudiated any provision thereof.

            Section 3.9. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) Except as set forth in Section 3.9(a) of the Nestle Disclosure Schedule, all governmental licenses, permits, franchises and other authorizations of any Governmental Authority ("Licenses") possessed by or granted to any of the NICC Entities are in full force and effect, except for those whose failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. No proceeding is pending or, to Nestle's or NICC's knowledge, threatened seeking the revocation or limitation of any such License which revocation or limitation would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

            (b) Section 3.9(b) of the Nestle Disclosure Schedule contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by Nestle or any NICC Entity with, to or from any Persons or Governmental Authorities in connection with the consummation of the Transactions, except for those with respect to which the failure to make, file, give or obtain would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

            Section 3.10. Labor Matters. Section 3.10 of the Nestle Disclosure Schedule sets forth a list of all agreements with labor unions or associations representing employees of any of the NICC Entities that are material to the Business. Except as set forth in
Section 3.10 of the Nestle Disclosure Schedule, none of the NICC Entities is involved in or, to Nestle's or NICC's knowledge, threatened with any work stoppage, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of any NICC Entity (excluding workers' compensation claims) that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

            Section 3.11. Compliance with Laws. Except as set forth in Section
3.11 of the Nestle Disclosure Schedule, the conduct of the business or businesses of each of the NICC Entities complies with all Laws applicable thereto, except for those violations of Law which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities; it being understood that nothing set forth in this Section
3.11 is intended to address any compliance issue that is the subject of any other representation or warranty set forth in Section 3.9, 3.18, or 3.19.

            Section 3.12. Insurance. Section 3.12 of the Nestle Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the NICC Entities. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.

            Section 3.13. Material Contracts. As of the date hereof, except as set forth in Section 3.13 of the Nestle Disclosure Schedule, none of the NICC Entities is a party to or bound by any (a) agreement with a distributor which is not terminable on one year's (or less) notice; (b) material joint venture or similar contract or agreement; (c) contract which is terminable by the other party or parties thereto upon a change of control of any of the NICC Entities, other than such contracts the termination of which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities; (d) contract or agreement not terminable upon one year's (or less) notice that limits or purports to limit the ability of any of the NICC Entities or any Affiliates of an NICC Entity to compete in any material line of business or in any material geographic area; (e) any material contract or agreement between or among one or more NICC Entities on the one hand and Nestle or any Continuing Affiliate or any officer or director of any of the NICC Entities on the other hand; or (f) other contract, agreement or arrangement, entered into other than in the ordinary course of business, involving estimated future commitments in excess of $15 million. The contracts required to be so listed are referred to herein as "NICC Material Contracts." With respect to all NICC Material Contracts, (i) none of the NICC Entities, Nestle or any Continuing Affiliate, nor, to Nestle's or NICC's knowledge, any other party to any such Business Material Contract is in breach thereof or default thereunder, and (ii) there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events which in the case of clauses (i) and (ii) would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.
Section 3.13 of the Nestle Disclosure Schedule lists, as of the date hereof, each note, mortgage, indenture and other obligation and agreement and other instrument for or relating to any lending or borrowing (including assumed or guaranteed debt) of $10 million or more effected by any NICC Entity or to which any properties or assets of any of the NICC Entities are subject.

            Section 3.14. Brokers, Finders, etc. Except for the services of the Nestle Financial Advisors, neither Nestle nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

            Section 3.15. Affiliated Transactions. Except as described in
Section 3.15 of the Nestle Disclosure Schedule, and except for agreements or transactions entered into in the ordinary course of business on terms not materially less favorable than those available from non-Affiliated parties, the NICC Entities have not been a party over the past 12 months to any transaction or agreement with Nestle or any Continuing Affiliate.

            Section 3.16. Board Approval. The Board of Directors of Nestle, by resolutions duly adopted by unanimous vote at a meeting duly called and held or by unanimous written consent in lieu of a meeting and not subsequently rescinded or modified in any way, has duly approved this Agreement and the transactions contemplated hereby. Contributing Sub, as sole member of NICC prior to the Contribution, has approved and adopted this Agreement and the transactions contemplated hereby.

            Section 3.17. No Required Vote. No vote of the holders of any class of capital stock of Nestle or its Affiliates is necessary to approve the transactions contemplated by this Agreement, other than the approval of Contributing Sub, an indirect wholly owned subsidiary of Nestle, in its capacity as sole member of NICC, which approval has been obtained.

            Section 3.18. Environmental Compliance. (a) Each NICC Entity has obtained all permits, licenses and other authorizations which are required with respect to the operation of the NICC Entities as presently conducted under any Law relating to pollution or protection of human health or the environment, including Laws relating to emissions, discharges, releases or threatened releases or discharges of Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants (as such terms are currently defined at 42 U.S.C. Section 7602 and in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants (the "Environmental Laws"), except failures to have obtained such permits, licenses and other authorizations as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

            (b) The Business as presently conducted is in compliance with all terms and conditions of the permits, licenses and authorizations required by the Environmental Laws, and is now and has always been in compliance with all Environmental Laws, except for such noncompliance which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. There is no civil, criminal or administrative action, suit, demand, notice of violation, investigation known to Nestle or NICC, proceeding, notice or demand letter pending relating to the property or business of any NICC Entity or, to the knowledge of Nestle and NICC, threatened against the business or property of any NICC Entity under Environmental Laws that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

            (c) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities, to the knowledge of Nestle and NICC none of the NICC Entities nor any other Person has buried, released, dumped or disposed of any Hazardous Substances, Oils, Pollutants or Contaminants in quantities requiring investigation or cleanup, or incurring responsibility or liability, under Environmental Laws in each case which have been produced by, or resulting from, any business, commercial or industrial activities, operations, or processes, on, from, to or beneath, the property of any NICC Entity, including, to the knowledge of Nestle and NICC, properties formerly owned by any NICC Entity for which any NICC Entity has retained any material actual or potential liability or responsibility.

            (d) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities, no cleanup has occurred or is occurring at any property currently owned or operated by any NICC Entity, which would result or reasonably be expected to result in the assertion or creation of a material Lien on such property by any Governmental Authority with respect thereto, nor has any such assertion of a material Lien been made by any Governmental Authority with respect thereto.

            (e) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities, none of the NICC Entities has received any notice from any Governmental Authority or private or public entity or individual requesting information pursuant to Environmental Laws in connection with or advising it that it is in non-compliance with applicable Environmental Laws, or responsible for, or potentially responsible for, costs with respect to a release, a threatened release or clean-up of Air Pollutants, Hazardous Substances, Oils, Pollutants, or Contaminants generated, used, stored, treated, disposed of or transported by any NICC Entity, and no NICC Entity has entered into any agreement regarding the investigation or clean-up of any Hazardous Substances, Oils, Pollutants or Contaminants or responsibility or liability related thereto.

            (f)   Notwithstanding any other representation and warranty in this
Article III, the representations and warranties contained in this Section 3.18 constitute the sole representations and warranties of Nestle with respect to any Environmental Law, environmental permit or any Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants.

            Section 3.19. Employee Benefit Plans. (a) Nestle has made available or will make available to Dreyer's prior to the Closing Date with respect to each material Nestle Employee Plan and each material Nestle Benefit Arrangement
(i) copies (or if there is no written plan document, any existing written descriptions) (and, if applicable, related trust agreements, and all amendments thereto together with the most recent annual report (Form 5500) including, if applicable, Schedule B thereto, (ii) each summary plan description and any material modifications thereto, (iii) each annual financial report and actuarial valuation report prepared in connection with any such Nestle Employee Plan, if applicable and (iv) all trust agreements, insurance contracts and other funding vehicles relating thereto. Section 3.19(a) of the Nestle Disclosure Schedule contains a complete list of all material Nestle Employee Plans, all material

Nestle Benefit Arrangements and all Nestle Multiemployer Plans, and identifies each Nestle Employee Plan that is a Title IV Plan, maintained in connection with any trust described in Section 501(c)(9) of the Code or is funded through a welfare benefit fund within the meaning of Section 419 of the Code.

            (b) Each Nestle Employee Plan and Nestle Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code, except where the failure to be in compliance would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

            (c) Each Nestle International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to registration or qualification where such Nestle International Plan was intended so to be registered or qualified) and has been maintained in good standing with applicable regulatory authorities, except where the failure to be in compliance or to maintain good standing would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. Each such Nestle International Plan that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

            (d) Each Nestle Employee Plan that is intended to be qualified under Section 401(a) of the Code and each trust created under any such Nestle Employee Plan that is intended to be exempt from tax under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service. Nestle has made available or will make available to Dreyer's prior to the Closing Date the most recent determination letter of the Internal Revenue Service relating to each such Nestle Employee Plan.

            (e) With respect to each Nestle Employee Plan that is a Title IV Plan, except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities: (i) there does not exist any accumulated funding deficiency within the meaning of Code
Section 412 or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to the PBGC have been timely paid in full; (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by any of the NICC Entities; (v) the actuarial present value of the accumulated plan benefits under such Title IV Plan (whether or not vested) as of the close of its most recent plan year did not exceed the fair market value of the assets allocable thereto, and, to Nestle's knowledge, there are no facts or circumstances that would materially change the funded status of any such Title IV Plan since the close of such plan year; and (vi) the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to Nestle's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

            (f) None of the NICC Entities nor any of their respective ERISA Affiliates has incurred any material Withdrawal Liability that has not been satisfied in full. With respect to each Nestle Employee Plan that is a Multiemployer Plan and except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC
Entities: (i) if any of the NICC Entities or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred; and (ii) none of the NICC Entities, nor any of their respective ERISA Affiliates has received any notification, nor does any of them have knowledge, that any such Nestle Employee Plan that is a Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

            (g) Section 3.19(g) of the Nestle's Disclosure Schedule sets forth: (i) each Nestle Employee Arrangement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of any NICC Entity.

            (h) There are no pending or, to NICC's knowledge, threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted against the Nestle Employee Arrangements, any fiduciaries thereof with respect to their duties to such Nestle Employee Arrangements or the assets of any of the trusts under any of such Nestle Employee Arrangements which would reasonably be expected to result in any liability of any NICC Entity to the PBGC, the Department of the Treasury, the Department of Labor, or any other U.S. or foreign Governmental Authority, or to any of such Nestle Employee Arrangements, any participant in any such Nestle Employee Arrangement, or any other party, except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

            Section 3.20. Acquisition of Shares for Investment. Nestle has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Additional Nestle Shares, and has been provided access to personnel and books of Dreyer's and its Subsidiaries for purposes of making its evaluation. Nestle is acquiring the Additional Nestle Shares for investment and not with a view toward any distribution thereof, or with any present intention of distributing such shares. Nestle agrees that the Additional Nestle Shares, if any, may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

            Section 3.21. Taxes. (a) Each of the NICC Entities has duly filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the NICC Entities has paid all Taxes required to be paid by it. The unpaid Taxes of the NICC Entities do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the Business Financial Statements, as adjusted for results of operations and cash flows through the date hereof. There are no pending or, to the knowledge of NICC, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to any of the NICC Entities, except for those that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the NICC Entities. There are no Liens for Taxes on any asset of any of the NICC Entities except for Taxes not yet due and payable, Liens for Taxes that are being contested in good faith by appropriate proceedings, and Liens for Taxes that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the NICC Entities. The assets of NICC do not include (A) any entity, contract or agreement that is classified as a corporation or partnership for federal income tax purposes or
(B) any entity that is treated as a disregarded entity for federal income tax purposed within the meaning of Treasury Regulation Section 301.7701-3. None of the NICC Entities has been a member of any group that has filed a combined, consolidated or unitary Tax Return other than with one or more corporations which are members of the affiliated group of corporations of which Nestle is the common parent and as would not individually or in the aggregate reasonably be expected to have a material adverse effect on the NICC Entities. None of the NICC Entities has liability for Taxes of any person under Treasury Regulation
Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign law) or other law or by contract or otherwise, except as a result of the application of Treasury Regulation Section 1.1502-6 (and any comparable provision of U.S. state or local or foreign law) to corporations which are members of the affiliated group of corporations of which Nestle is the common parent and as would not individually or in the aggregate reasonably be expected to have a material adverse effect on the NICC Entities. None of the NICC Entities has made any election, or is required, to treat any of the assets owned by such NICC Entity as owned by another person for tax purposes. None of the NICC Entities has received or been subject to any written ruling of any Tax Authority related to Taxes or entered into any written and legally binding agreement with any Tax Authority relating to Taxes (and none of the assets owned by any NICC Entity is subject to or has been the topic of any such agreement). None of the NICC Entities is a party to or otherwise subject to any Tax allocation or sharing agreement. Since December 26, 2001, NICC has been organized as a limited liability company that is indirectly wholly owned by Nestle, and since such time has been disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii). None of NICC, any of the NICC Entities or any other transferor of an interest in United States real property (within the meaning of Section 897(c) of the Code) hereunder is a foreign Person within the meaning of Section 1445(b)(2) of the Code.

            (b) None of Nestle, NICC or their respective Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent (i) the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or (ii) the Merger, Exchange and the Contribution, taken together, from qualifying as a transaction described in Section 351 of the Code.

                                   ARTICLE IV

                   Representations and Warranties of Dreyer's

            Except as set forth in the disclosure schedule delivered to Nestle by Dreyer's on the date hereof (the "Dreyer's Disclosure Schedule"), Dreyer's hereby represents and warrants to Nestle as follows:

            Section 4.1. Incorporation; Authorization; etc. (a) Each of Dreyer's and each of its Subsidiaries is duly organized and validly existing and, with respect to each U.S. corporation, in good standing, under the laws of the jurisdiction of its organization. Except as set forth in Section 4.1(a) of the Dreyer's Schedule, each of Dreyer's and each of its Subsidiaries (i) has the requisite corporate or similar power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so organized or in good standing or to be duly qualified to transact business, or to have such power and authority, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's. For purposes of this Article IV, a "material adverse effect on Dreyer's" shall mean a material adverse effect on the assets, liabilities, business, financial condition, results of operations and prospects of Dreyer's and its Subsidiaries, taken as a whole.

            (b) Dreyer's, New Dreyer's and Merger Sub have the requisite corporate power to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Dreyer's, New Dreyer's and Merger Sub of this Agreement, the performance by Dreyer's, New Dreyer's and Merger Sub of their obligations hereunder and the consummation by Dreyer's, New Dreyer's and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Disinterested Directors of Dreyer's and the Boards of Directors of New Dreyer's and Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and except for obtaining the approval by the stockholders of Dreyer's of the Merger by the Required Dreyer's Vote and by the sole stockholder of Merger Sub, no other corporate proceedings on the part of Dreyer's, New Dreyer's or Merger Sub, their respective Boards of Directors or stockholders are necessary therefor.

            (c) Except as set forth in Section 4.1(c) of the Dreyer's Disclosure Schedule, the execution, delivery and performance of this Agreement will not (i) violate any provision of Dreyer's or any of its Subsidiaries' respective certificate of incorporation or by-laws (or equivalent organizational documents or instruments), (ii) except as set forth in Section 4.1(c) of the Dreyer's Disclosure Schedule, violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any shares of capital stock of Dreyer's or its Subsidiaries or any of Dreyer's or any of its Subsidiaries' assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which Dreyer's or any of its Subsidiaries is a party or by which any of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which Dreyer's or any of its Subsidiaries is subject, that, in the case of clause (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's or prevent the Transactions from occurring prior to the Termination Date or result in any material delay in the consummation of the Transactions. This Agreement has been duly executed and delivered by Dreyer's, New Dreyer's and Merger Sub, and, assuming the due execution hereof by Nestle, this Agreement constitutes the legal, valid and binding obligations of Dreyer's, New Dreyer's and Merger Sub, enforceable against Dreyer's, New Dreyer's and

Merger Sub in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). Dreyer's has delivered to Nestle true and correct copies of the certificate of incorporation and by-laws, as amended to date, of Dreyer's.

            Section 4.2. Capitalization; Structure. (a) As of June 12, 2002, the authorized capital stock of Dreyer's consisted of (i) 60 million shares of Dreyer's Common Stock, of which 34,731,902 were issued and outstanding and no shares were held in the treasury of Dreyer's, (ii) 6,559,441 shares of Dreyer's Common Stock were issuable (and such number was reserved for issuance) upon exercise of options, warrants or similar instruments outstanding and 72,005 shares of Dreyer's Common Stock under the Dreyer's ESPP were issuable, and (iii) 10 million shares of Preferred Stock, par value $1.00 per share, of which none were outstanding, 150,000 of which have been designated Series A Participating Preferred and reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of shares of Dreyer's Common Stock pursuant to the Dreyer's Rights Agreement. Since June 12, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of Dreyer's, or securities convertible into or exchangeable for such Dreyer's Common Stock, other than issuances of shares (and the related Rights) issued pursuant to options or rights to acquire 6,631,446 shares of Dreyer's Common Stock outstanding as of the date hereof. All of the issued and outstanding shares of Dreyer's Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

            (b) The authorized capital stock of New Dreyer's, as of the date hereof, consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. Dreyer's is the sole stockholder of New Dreyer's and is the legal and beneficial owner of all 100 issued and outstanding shares of New Dreyer's. New Dreyer's is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 100 issued and outstanding shares of Merger Sub.

            (c) Section 4.2(c) of the Dreyer's Disclosure Schedule sets forth the name of each Subsidiary of Dreyer's, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name and number of shares owned by each holder of any such shares of capital stock or other equity interests. All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Dreyer's have been validly issued, and are fully paid and non-assessable and free of preemptive rights, and are owned directly or indirectly by Dreyer's, free and clear of all Liens.

Except as set forth in the Dreyer's SEC Reports, neither Dreyer's nor any of its Subsidiaries directly or indirectly owns any equity interest in any Person, other than the Subsidiaries of Dreyer's, that is or would be expected to be material to Dreyer's and its Subsidiaries taken as a whole. Except for (i) the Rights and (ii) options and other stock-based awards covering up to 6,631,446 shares of Dreyer's Common Stock outstanding on June 12, 2002, as of the date hereof there are no outstanding options, warrants or other rights of any kind to acquire from Dreyer's or any of its Subsidiaries, or obligations of Dreyer's or its Subsidiaries to issue, shares of capital stock of any class of, or other equity interests in, Dreyer's or any of its Subsidiaries.

            (d) All of the Additional Nestle Shares, when issued in connection with the Contribution will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

            Section 4.3. SEC Filings; Financial Statements. (a) Except as set forth in Section 4.3(a) of the Dreyer's Disclosure Schedule, Dreyer's has timely filed all forms, reports, definitive proxy statements, schedules and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2001, including any amendments or supplements thereto (collectively, the "Dreyer's SEC Reports"). As of their respective dates, each of the Dreyer's SEC Reports (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing)
(i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Dreyer's SEC Report, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Dreyer's SEC Reports was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the financial position, results of operations and cash flows of Dreyer's and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

            (c) As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Dreyer's SEC Report or are not required to be filed with the SEC.

            Section 4.4. No Undisclosed Liabilities. Except as disclosed in the Dreyer's SEC Reports filed since December 31, 2001 and prior to the date hereof, and except for liabilities which are reflected or reserved against in the unaudited consolidated balance sheet of Dreyer's and its Subsidiaries as of March 31, 2002 included in the Dreyer's SEC Reports, none of Dreyer's and its Subsidiaries has any liabilities or obligations that would be required to be reflected on a consolidated balance sheet of Dreyer's and its Subsidiaries or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations arising in the ordinary course of business consistent with past practice since March 31, 2002, which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

            Section 4.5. Antitakeover Statute and Provisions. Dreyer's has taken all action necessary to exempt this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, from (i) the restrictions on business combinations contained in Section 203 of the DGCL and (ii) Article TENTH of the Dreyer's certificate of incorporation. True and complete copies of all of the Board of Directors of Dreyer's resolutions reflecting such actions have been provided to Nestle. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

            Section 4.6. Absence of Certain Changes. Except as set forth in the Dreyer's SEC Reports filed prior to the date hereof, since December 31, 2001, there has been no (a) change or development in or effect on the business or businesses of Dreyer's and its Subsidiaries that has had, or would reasonably be expected to have, a material adverse effect on Dreyer's, or (b) action taken by Dreyer's or any of its Subsidiaries prior to the date hereof which, if taken from the date hereof through the Closing, would violate any of clauses
(i)-(xxii) of Section 5.4(b).

            Section 4.7. Litigation; Orders. Except as set forth in the Dreyer's SEC Reports filed prior to the date hereof or in Section 4.7 of the Dreyer's Disclosure Schedule, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to Dreyer's knowledge, threatened against Dreyer's or any of its Subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Dreyer's or any of its Subsidiaries or any of their respective properties or businesses that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

            Section 4.8. Intellectual Property. (a) Section 4.8(a) of the Dreyer's Disclosure Schedule sets forth an accurate and complete list of all material registered Dreyer's Intellectual Property Rights, including without limitation a list of all U.S. and foreign patents and patent applications, trademark registrations and applications, and copyright registrations of Dreyer's or any of its Subsidiaries. Except as set forth in Section 4.8(a) of the Dreyer's Disclosure Schedule, Dreyer's and its Subsidiaries own exclusively the Dreyer's Intellectual Property Rights free and clear of all Liens and restrictions. No material Dreyer's Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Dreyer's or any of its Subsidiaries or restricting the licensing thereof by Dreyer's or any of its Subsidiaries to any Person. No use of the Dreyer's Intellectual Property Rights by Dreyer's or any of its Subsidiaries is infringing on any other Person's Intellectual Property Rights and, to the knowledge of Dreyer's and each of its Subsidiaries, no Person is infringing on any Dreyer's Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Dreyer's Entities. Neither Dreyer's nor any of its Subsidiaries is a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified in writing of, any alleged claim of infringement of any Intellectual Property Right, and Dreyer's and its Subsidiaries have no outstanding claim or suit for any continuing infringement by any other Person of any Dreyer's Intellectual Property Rights.

            (b) Section 4.8(b) of the Dreyer's Disclosure Schedule sets forth an accurate and complete list of all material license, sublicense and royalty agreements entered into by Dreyer's or any of its Subsidiaries relating to Intellectual Property. Except as set forth in Schedule 4.8(b) of the Dreyer's Disclosure Schedule, no party to any such material agreement is in material breach or default under such agreement or has given notice of termination or repudiated any provision thereof.

            Section 4.9. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) Except as set forth in the Dreyer's SEC Reports filed prior to the date of this Agreement, all Licenses possessed by or granted to Dreyer's or any of its Subsidiaries are in full force and effect except for those whose failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's. No proceeding is pending or, to Dreyer's knowledge, threatened seeking the revocation or limitation of any such License which revocation or limitation would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

            (b) Section 4.9(b) of the Dreyer's Disclosure Schedule contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by Dreyer's or any of its Subsidiaries with, to or from any Persons or Governmental Authorities in connection with the consummation of the Transactions, except for those with respect to which the failure to make, file, give or obtain would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

            Section 4.10. Labor Matters. Section 4.10 of the Dreyer's Disclosure Schedule sets forth a list of all material agreements with labor unions or associations representing employees of Dreyer's or any of its Subsidiaries. Except as set forth in Section 4.10 of the Dreyer's Disclosure Schedule, neither Dreyer's nor any of its Subsidiaries is involved in or, to Dreyer's knowledge, threatened with any work stoppage, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of Dreyer's or any of its Subsidiaries (excluding workers' compensation claims) that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

            Section 4.11. Compliance with Laws. Except as set forth in Section
4.11 of the Dreyer's Disclosure Schedule and the Dreyer's SEC Reports filed prior to the date hereof, the conduct of the businesses of Dreyer's and its Subsidiaries complies with all Laws applicable thereto, except for those violations of Law which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's; it being understood that nothing set forth in this Section 4.11 is intended to address any compliance issue that is the subject of any other representation or warranty set forth in Section 4.9, 4.18 or 4.19 or in Article VII.

            Section 4.12. Insurance. Section 4.12 of the Dreyer's Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by Dreyer's or its Subsidiaries. All such policies are in full force and effect, all premiums due and payable have been paid and no written notice of cancellation or termination has been received with respect to any such policy.

            Section 4.13. Material Contracts. As of the date hereof, except as set forth in the Dreyer's SEC Reports filed prior to the date hereof or as set forth on Section 4.13 of the Dreyer's Disclosure Schedule (such exceptions, the "Dreyer's Material Contracts"), neither Dreyer's nor any of its Subsidiaries is a party to or bound by any (a) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) contract or agreement not terminable upon one year's (or less) notice that materially limits or purports to materially limit the ability of any of Dreyer's or any of its Affiliates to compete in any material line of business or in any material geographic area, (c) agreement with a distributor which is not terminable on one year's (or less) notice, (d) material joint venture or similar contract or agreement, or (e) contract which is terminable by the other party or parties thereto upon a change of control of Dreyer's or any of its Subsidiaries other than such contracts the termination of which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's. With respect to all Dreyer's Material Contracts, (i) neither Dreyer's nor any of its Subsidiaries nor, to Dreyer's knowledge, any other party to any such Dreyer's Material Contract is in breach thereof or default thereunder, and (ii) there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events which in the case of clauses (i) and (ii) would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

            Section 4.14. Brokers, Finders, etc. Except for the services of the Dreyer's Financial Advisors, neither Dreyer's nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

            Section 4.15. Opinions of Dreyer's Financial Advisor. The Board of Directors of Dreyer's has received the opinion of the Dreyer's Financial Advisor, dated the date of this Agreement, to the effect that the exchange of the Dreyer's Common Stock for Class A Common Stock in the Merger is fair, from a financial point of view, to the holders of Dreyer's Common Stock (other than Nestle and its Affiliates).

            Section 4.16. Board Approval; Rights Plan. (a) The Board of Directors of Dreyer's, by a unanimous vote of all those present at a meeting duly called and held at which all directors other than Messrs. Robert Helman and
M. Steven Langman were in attendance by resolutions not subsequently rescinded or modified in any way, have duly (i) determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Dreyer's and its stockholders, (ii) approved this Agreement and (iii) determined to recommend to the stockholders of Dreyer's that such stockholders approve the Merger and adopt this Agreement and the transactions contemplated thereby.

            (b) The Board of Directors of Dreyer's has taken the requisite action such that neither Nestle nor any of its Affiliates shall become an "Acquiring Person," and no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Dreyer's Rights Agreement) will occur, by reason of the approval, execution or delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

            Section 4.17. Required Vote. The affirmative vote of a majority of the votes of the outstanding shares of Dreyer's Common Stock at a stockholders' meeting is the only vote of the holders of any class of capital stock of Dreyer's necessary to approve and adopt this Agreement and the Merger (the "Required Dreyer's Vote").

            Section 4.18. Environmental Compliance. (a) Dreyer's and each of its Subsidiaries has obtained all permits, Licenses and other authorizations which are required with respect to the operation of Dreyer's and each of its Subsidiaries as presently conducted under Environmental Laws, except failures to have obtained such permits, licenses and other authorizations as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

            (b) The business of Dreyer's and each of its Subsidiaries as presently conducted is in compliance with all terms and conditions of the permits, licenses and authorizations required by the Environmental Laws, and is now and has always been in compliance with all Environmental Laws, except for such non-compliance which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's. There is no civil, criminal or administrative action, suit, demand, notice of violation, investigation known to Dreyer's or any of its Subsidiaries, proceeding, notice or demand letter pending relating to the property or business of Dreyer's or any of its Subsidiaries or, to the knowledge of Dreyer's and its Subsidiaries, threatened against the business or property of Dreyer's or any of its Subsidiaries under Environmental Laws, that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

            (c) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's, to the knowledge of Dreyer's and its Subsidiaries, neither Dreyer's nor any of its Subsidiaries nor any other Person has buried, released, dumped or disposed of any Hazardous Substances, Oils, Pollutants or Contaminants in quantities requiring investigation or cleanup, or incurring responsibility or liability, under Environmental Laws, in each case which have been produced by, or resulting from, any business, commercial or industrial activities, operations, or processes, on, from, to or beneath, the property of Dreyer's or any of its Subsidiaries, including, to the knowledge of Dreyer's and its Subsidiaries, properties formerly owned by Dreyer's or any of its Subsidiaries for which Dreyer's or any of its Subsidiaries has retained any material actual or potential liability or responsibility.

            (d) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's, no cleanup has occurred or is occurring at any property currently owned or operated by Dreyer's or any of its Subsidiaries which would result or reasonably be expected to result in the assertion or creation of a material Lien on such property by any Governmental Authority with respect thereto, nor has any such assertion of a material Lien been made by any Governmental Authority with respect thereto.

            (e) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's, neither Dreyer's nor any of its Subsidiaries has received any notice from any Governmental Authority or private or public entity or individual requesting information pursuant to Environmental Laws in connection with or advising it that it is in non-compliance with applicable Environmental Laws, or responsible for, or potentially responsible for, costs with respect to a release, a threatened release or cleanup of Air Pollutants, Hazardous Substances, Oils, Pollutants, or Contaminants generated, used, stored, treated, disposed of or transported by Dreyer's or any of its Subsidiaries, and neither Dreyer's nor any of its Subsidiaries has entered into any agreement regarding the investigation or cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or responsibility or liability related thereto.

            (f)   Notwithstanding any other representation and warranty in this
Article III, the representations and warranties contained in this Section 4.18 constitute the sole representations and warranties of Dreyer's and its Subsidiaries with respect to any Environmental Law, environmental permit or any Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants.

            Section 4.19. Employee Benefit Plans. (a) Dreyer's has made available or will make available to Nestle prior to the Closing Date with respect to each material Dreyer's Employee Plan and each material Dreyer's Benefit Arrangement (i) copies (or if there is no written plan document, any existing written descriptions) and, if applicable, related trust agreements, and all amendments thereto together with the most recent annual report, if applicable (Form 5500) including, if applicable, Schedule B thereto); (ii) summary plan description, if applicable, and any material modifications thereto;
(iii) annual financial report and actuarial valuation report prepared in connection with any such Dreyer's Employee Plan, if applicable; and (iv) all trust agreements, insurance contracts and other funding vehicles relating thereto. Section 4.19(a) of the Dreyer's Disclosure Schedule contains a complete list of all material Dreyer's Employee Plans, material Dreyer's Benefit Arrangements and all Dreyer's Multiemployer Plans, and identifies each Dreyer's Employee Plan that is a Title IV Plan, maintained in connection with any trust described in Section 501(c)(9) of the Code or is funded through a welfare benefit fund within the meaning of Section 419 of the Code.

            (b) Each Dreyer's Employee Plan and each Dreyer's Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code, except where the failure to be in compliance would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

            (c)   There are no Dreyer's International Plans.

            (d) Each Dreyer's Employee Plan that is intended to be qualified under Section 401(a) of the Code and each trust created under any such Dreyer's Employee Plan that is intended to be exempt from tax under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service. December has made available or will make available to Nestle prior to the Closing Date the most recent determination letter of the Internal Revenue Service relating to each such Dreyer's Employee Plan.

            (e) With respect to each Dreyer's Employee Plan that is a Title IV Plan, except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's: (i) there does not exist any accumulated funding deficiency within the meaning of Code Section 412 or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to the PBGC have been timely paid in full; (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by any of the NICC Entities; (v) the actuarial present value of the accumulated plan benefits under such Title IV Plan (whether or not vested) as of the close of its most recent plan year did not exceed the fair market value of the assets allocable thereto, and, to Dreyer's knowledge, there are no facts or circumstances that would materially change the funded status of any such Title IV Plan since the close of such plan year; and (vi) the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to Dreyer's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

            (f) None of Dreyer's, its Subsidiaries, nor any of their respective ERISA Affiliates has incurred any material Withdrawal Liability that has not been satisfied in full. With respect to each Dreyer's Employee Plan that is a Multiemployer Plan and except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on
Dreyer's: (i) if any of Dreyer's, its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred; and (ii) none of Dreyer's, its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor does any of them have knowledge, that any such Dreyer's Employee Plan that is a Multiemployer Plan is in reorganization, has been terminated, is insolvent or may reasonably be expected to be in reorganization, to be insolvent or to be terminated.

            (g) Section 4.19 of the Dreyer's Disclosure Schedule sets forth each Dreyer's Employee Arrangement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Dreyer's or any of its Subsidiaries.

            (h) There are no pending or, to Dreyer's knowledge, threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted against the Dreyer's Employee Arrangements, any fiduciaries thereof with respect to their duties to such Dreyer's Employee Arrangements or the assets of any of the trusts under any of such Dreyer's Employee Arrangements which would reasonably be expected to result in any liability of Dreyer's or any of its Subsidiaries to the PBGC, the Department of the Treasury, the Department of Labor, or any other U.S. or foreign Governmental Authority, or to any of such Dreyer's Employee Arrangements, any participant in any such Dreyer's Employee Arrangement, or any other party, except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

            Section 4.20. Taxes. (a) Each of the Dreyer's Entities has duly filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Dreyer's Entities has paid all Taxes required to be paid by it. The unpaid Taxes of the Dreyer's Entities do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the Dreyer's Financial Statements, as adjusted for results of operations and cash flows through the date hereof. There are no pending or, to the knowledge of Dreyer's, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to any of the Dreyer's Entities, except for those that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Dreyer's Entities. There are no Liens for Taxes on any asset of any of the Dreyer's Entities except for Taxes not yet due and payable, Liens for Taxes that are being contested in good faith by appropriate proceedings, and Liens for Taxes that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Dreyer's Entities. None of the Dreyer's Entities has been a member of any group that has filed a combined, consolidated or unitary Tax Return other than the affiliated group of corporations of which Dreyer's is the common parent and as would not individually and in the aggregate reasonably be expected to have a material adverse effect on the Dreyer's Entities. None of the Dreyer's Entities has liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign law) or other law or by contract or otherwise, except as a result of the application of Treasury Regulation Section 1.1502-6 (and any comparable provision of U.S. state or local or foreign law) to the affiliated group of corporations of which Dreyer's is the common parent and as would not individually and in the aggregate reasonably be expected to have a material adverse effect on the Dreyer's Entities. None of the Dreyer's Entities has made any election, or are required, to treat any of the assets owned by such Dreyer's Entity as owned by another person for tax purposes. None of the Dreyer's Entities has received or been subject to any written ruling of any Tax Authority relating to Taxes or entered into any written and legally binding agreement with any Tax Authority relating to Taxes (and none of the assets owned by any Dreyer's Entity is subject to or has been the topic of any such agreement). Dreyer's is not, and has not been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (b) None of the Dreyer's Entities has taken any action or knows of any fact that is reasonably likely to prevent (A) the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or (B) the Merger, the Exchange and the Contribution, taken together, from qualifying as a transaction described in Section 351 of the Code.

                                    ARTICLE V

                            Covenants of the Parties

            Section 5.1. Investigation of Business; Access to Properties and Records. (a) Subject to Section 5.2(b), from the date hereof through the Closing, Nestle shall, and shall cause NICC and its other Subsidiaries to, afford to Dreyer's and Dreyer's accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to the offices, plants, properties, books and records and to employees of the NICC Entities and, to the extent related to the Business, Nestle and its other Subsidiaries, and their agents and consultants, subject to any applicable Laws and compliance with any policies of the NICC Entities with respect to plant visits, in order that Dreyer's may make reasonable investigations of the affairs of the Business and the NICC Entities.

            (b) Subject to Section 5.2(b), from the date hereof through the Closing, Dreyer's shall, and shall cause its Subsidiaries to, afford to Nestle and Nestle's accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to the offices, plants, properties, books and records and to employees of Dreyer's and its Subsidiaries, and their agents and consultants, subject to any applicable Laws and compliance with any policies of Dreyer's and its Subsidiaries with respect to plant visits, in order that Nestle may make reasonable investigations of the affairs of Dreyer's and its Subsidiaries.

            (c) Any information provided to Dreyer's or Nestle or their respective representatives pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement dated June 6, 2002 between Nestle and Dreyer's (the "Confidentiality Agreement"). If the Effective Time occurs, Nestle and Dreyer's agree that the Confidentiality Agreement shall terminate and be of no further force and effect and that information provided under the Confidentiality Agreement shall be covered by Section 7.01 of the Governance Agreement.

            Section 5.2. Filings; Other Actions; Notification. (a) Each of the parties hereto shall use (and shall cause their respective Subsidiaries, officers and directors, and shall use reasonable best efforts to cause their Affiliates, employees, agents, attorneys, accountants and representatives, to use) their respective reasonable best efforts as soon as practicable to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable on its part under this Agreement, the Governance Agreement and any applicable Law to consummate and make effective the Transactions and any other transaction contemplated by this Agreement or the Governance Agreement, including (i) preparing and filing with the SEC the Registration Statement and the Dreyer's Proxy Statement and all necessary amendments or supplements to those filings; (ii) preparing, providing and filing all documentation and other information to effect all necessary notices, reports, applications, filings and other submissions, and to obtain as promptly as is practicable all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, decisions, determinations or other permissions or actions necessary or advisable to be obtained from any Governmental Authority or any other Person in order to consummate the Transactions or any other transaction contemplated by this Agreement or the Governance Agreement (it being understood with respect to (i) and (ii) above and (iii) below that no party shall be obligated to prepare or present (or cause its Affiliates to prepare or present) financial statements or reconciliations other than in accordance with the accounting principles currently followed in preparing or presenting such financial statements); (iii) providing all such information concerning such party, its Subsidiaries and its officers, directors, employees, members, partners and Affiliates as may be necessary or reasonably requested in connection with any of the foregoing; and (iv) avoiding the issuance or entry of, or have vacated or terminated, any decree, order, injunction, judgment, decision or determination that would, in whole or in part, restrain, prevent or delay the consummation of the Transactions or any other transaction contemplated by this Agreement or the Governance Agreement.

            (b) Subject to applicable Laws relating to the exchange of information, the parties hereto shall have the right to review in advance, and to the extent practicable to consult the other parties on, all the information relating to the NICC Entities or Dreyer's, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Governmental Authority or any other Person in connection with the Transactions and any other transaction contemplated by this Agreement or the Ancillary Agreements; provided, however, that either Dreyer's or Nestle may restrict access to any documents or information to the extent that it reasonably concludes, after consultation with outside counsel, that (i) any legal provision of any Governmental Authority applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information, (ii) providing such access would result in the loss of the attorney-client privilege, (iii) such document discusses the pricing or dollar value of the transactions contemplated by this Agreement or (iv) the documents contain competitively sensitive information, the sharing of which could constitute a violation of any applicable Laws, and provided, further, that the parties may restrict access to those contracts which by their terms require the consent of third parties to permit disclosure, if such consent has not been obtained. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as is practicable.

            (c) The parties hereto shall keep the other parties reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such parties or any of their respective Subsidiaries from any third party and/or any Governmental Authority with respect to the transactions contemplated by this Agreement.

            (d) Without limiting the generality of the undertakings provided in this Section 5.2, the parties hereto agree to take or cause to be taken the following actions: (i) the prompt provision to any Person with standing to enforce any applicable Laws of information and documents reasonably requested by any such Person or necessary, proper or advisable to permit consummation of the Transactions or any other transaction contemplated by this Agreement or the Governance Agreement; and (ii) commit to take all necessary steps if such action should be reasonably necessary or advisable to avoid the entry or issuance of any decree, injunction, or judgment that could delay the closing of the Transaction beyond the Termination Date; and (iii) use reasonable best efforts to defend through litigation and to take promptly, in the event that any permanent or preliminary injunction or other decree, order, judgment, decision or determination is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any lawsuit, investigation, inquiry, action or proceeding that would make consummation, in whole or in part, of the Transactions or any other transaction contemplated by this Agreement or the Governance Agreement unlawful or that would prevent or delay, in whole or in part, consummation of the Transactions or any other transaction contemplated by this Agreement or the Governance Agreement, any and all steps (including the taking of any appeal, the posting of any bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to vacate, modify or suspend such injunction, decree, order, judgment, decision or determination so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement and the Governance Agreement. The parties agree that none of the steps or actions required to be taken pursuant to this Section 5.2 shall be considered an NICC Material Adverse Effect or Dreyer's Material Adverse Effect. Notwithstanding the foregoing or any other provision of this Agreement, neither party nor any of their parents, subsidiaries or affiliates shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership of any asset or assets of Nestle, Dreyer's or any of their respective subsidiaries or affiliates that individually or in the aggregate would be material (from the perspective of the parties hereto as to the date hereof) in relation to the continuing operations of the combined businesses of Dreyer's and NICC and their consolidated subsidiaries.

            Section 5.3. Further Assurances; Assets and Liabilities. (a) The parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

            (b) Between the date hereof and the Closing, the parties will use their reasonable best efforts to ensure that the NICC Entities hold only assets of the Business and liabilities of the Business and no other assets or liabilities.

            (c) Following the Closing, (A) to the extent any material tangible assets primarily related to the Business (specifically excluding Business Intellectual Property Rights and Business Licensed Intellectual Property Rights and excluding assets used in the international business of Nestle or its Affiliates) have been retained by Nestle and the Continuing Affiliates, Nestle shall and shall cause the Continuing Affiliates to use their respective reasonable best efforts to convey such assets to the NICC Entities as promptly as practicable (and pending such conveyance to provide the NICC Entities with the benefit of such assets) and (B) to the extent any material tangible assets related to, but not primarily related to, the Business (specifically excluding Business Intellectual Property Rights and excluding assets described in or related to the services described in Section 3.8 of the Nestle Disclosure Schedule, have been retained by Nestle and the Continuing Affiliates, Nestle shall and shall cause the Continuing Affiliates to use their respective reasonable best efforts to make such assets available to the NICC Entities on commercially reasonable terms.

            (d) Nestle covenants that the NICC Entities will not at the Effective Time include any obligations or liabilities to the extent they relate to any business of Nestle or its Affiliates other than the Business (or any past ice cream or frozen novelty products business of Nestle or its Affiliates). All such obligations or liabilities shall remain the obligations and liabilities of Nestle and its Affiliates after the Effective Time, and Nestle shall indemnify Dreyer's to the extent thereof.

            (e) At and immediately after the Effective Time, the NICC Entities shall have a valid and enforceable license or sublicense with respect to the Business Intellectual Property Rights and Business Licensed Intellectual Property Rights set forth in Section 5.3(e) of the Nestle Disclosure Schedule, on financial terms that are substantially the same as the financial terms under which the NICC Entities use such Business Intellectual Property Rights and Business Licensed Intellectual Property Rights currently (including a term of no less than five years in each case).

            Section 5.4. Conduct of Business. (a) Conduct of the NICC Entities. Nestle agrees, as to the NICC Entities, that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Nestle Disclosure Schedule, as expressly contemplated by this Agreement (including (i) actions taken pursuant to Section 5.2, or (ii) as required by applicable Law), or as otherwise agreed to in writing by Dreyer's, the business of the NICC Entities shall be conducted in the ordinary and usual course and, to the extent consistent therewith (and subject to the restrictions set forth in this Section 5.4(a)), the NICC Entities will use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers, distributors and other Persons with which the NICC Entities as a group have significant business relations. Without limiting the foregoing, Nestle agrees that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Nestle Disclosure Schedule, as expressly contemplated by this Agreement (including (i) actions taken pursuant to Section 5.2 or (ii) as required by applicable Law), or as otherwise agreed to in writing by Dreyer's and Nestle shall not and shall cause its Subsidiaries not to, directly or indirectly do, or commit to do, any of the following with respect to the NICC Entities:

                  (i) declare or pay any dividend or other distribution with respect to any of its membership interests or shares of capital stock other than dividends and other distributions of cash consistent with past practices;

                  (ii) repurchase, redeem or otherwise acquire any membership interests or shares of capital stock or other securities of, or other ownership interests in, any of the NICC Entities;

                  (iii) issue, deliver, pledge, encumber or sell any membership interests or shares of capital stock of or other equity interests in any NICC Entity, or any securities convertible into any such shares of capital stock or other equity interests, or any rights, warrants or options to acquire any such shares of capital stock or other equity interests;

                  (iv) amend its certificate of formation, operating agreement, certificate of incorporation or by-laws or other comparable organizational documents or amend any terms of the outstanding membership interests or securities of any NICC Entity;

                  (v) consummate or enter into an agreement with respect to a merger, consolidation, or other business combination;

                  (vi) sell, lease, license or otherwise dispose of any NICC Entity or any assets, securities, rights or property of any NICC Entity, directly or indirectly, other than (A) sales or leases of inventory and equipment in the ordinary course of business consistent with past practice or (B) transactions that are in the ordinary course and not individually in excess of $5 million or in the aggregate in excess of $10 million;

                  (vii) incur any indebtedness for borrowed money, guarantee any such indebtedness, enter into any new or amend existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than indebtedness incurred to fund working capital and capital expenditures;

                  (viii) enter into, modify or amend any employment agreement or arrangement with, or grant any bonuses, salary increases, or retention pay to, any officer, director, consultant or employee, other than (A) in the ordinary course of business consistent with past practice with respect to non-officer employees, (B) as set forth in Article VI, (C) in connection with promotions or other changes in positions or responsibilities of employees that do not involve an increase in compensation, severance or benefits, (D) 2002 salary increases consistent with past practices for executives who report directly to NICC's Chief Executive Officer and (E) as may be required by applicable Laws; provided, however, that if the Closing has not occurred on or prior to April 1, 2003, NICC may make base salary increases for its employees consistent with past practice.

                  (ix) enter into, adopt or amend any Nestle Benefit Arrangement, except (A) as set forth in Article VI, (B) as shall be required by applicable Laws or (C) as does not materially increase the aggregate expenses of providing benefits under the Nestle Benefits Arrangements;

                  (x) notwithstanding the foregoing provisions Sections 5.4(a)(viii)-(ix), enter into, modify or amend any plan, agreement or arrangement so as to provide for new or increased severance pay or benefits to any officer, director, consultant or employee, except as set forth in Article VI;

                  (xi) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) enter into any agreement or exercise any right to provide for acceleration of payment or performance as a result of a change of control of any NICC Entity if the transactions contemplated hereby would constitute a change of control under such agreement;

                  (xii) renew or enter into any non-compete, exclusivity or similar agreement, excluding distribution agreements, that would restrict or limit the operations of the NICC Entities or, after the Effective Time, of New Dreyer's or its Subsidiaries;

                  (xiii) except in the ordinary course of business, modify in any material respect, amend in any material respect or terminate any Business Material Contract (other than distributor agreements);

                  (xiv) renew, enter into, amend in any material respect or waive any material right under any distributor agreement which is not terminable on one year's (or less) notice, other than distributor agreements with small regional distributors entered into the ordinary course of business;

                  (xv) settle or compromise any litigation, or waive, release or assign any material uninsured claims, liabilities or obligations, in any such case with a value (in Nestle's reasonable judgment) in excess of $7.5 million individually;

                  (xvi) enter into any new collective bargaining agreement except for renewals in the ordinary course of business;

                  (xvii) adopt any material change, other than as required by GAAP, in its accounting policies, procedures or practices;

                  (xviii) sell, license, lease or otherwise dispose of any material license agreement;

                  (xix) incur or commit to incur any capital expenditures in excess of $55 million in the aggregate in fiscal year 2002 and $55 million in fiscal year 2003;

                  (xx) make any change in any method of accounting for Tax purposes, make any Tax election, settle or compromise any Tax liability or waive or extend the period for assessment or collection of any Taxes, or file any Tax Return, in each case, other than in a manner consistent with past practice as would individually or in the aggregate reasonably be expected to have a material adverse effect on the NICC Entities; or

                  (xxi) agree or commit to do any of the foregoing.

            (b) Conduct by Dreyer's. Dreyer's agrees that from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Dreyer's Disclosure Schedule, as expressly contemplated by this Agreement (including actions taken pursuant to Section 5.2 or as required by applicable Law), or as otherwise agreed to in writing by Nestle, the business of Dreyer's and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith (and subject to the restrictions set forth in this Section 5.4(b)), Dreyer's and its Subsidiaries will use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which Dreyer's and its Subsidiaries as a group have significant business relations. Without limiting the foregoing, Dreyer's agrees, as to itself and its Subsidiaries, that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Dreyer's Disclosure Schedule, as expressly contemplated by this Agreement (including actions taken pursuant to Section 5.2 or as required by applicable
Law), or as otherwise agreed to in writing by Nestle, Dreyer's shall not and shall cause its Subsidiaries not to, directly or indirectly do, or commit to do, any of the following:

                  (i) in the case of Dreyer's only, amend or otherwise change its certificate of incorporation or by-laws, or amend, modify or terminate the Dreyer's Rights Agreement except as provided in Sections 4.16 and 5.9(g);

                  (ii) in the case of Dreyer's only, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than regular quarterly dividends consistent with past practices, including any increases consistent with past practice), (B) split, combine or reclassify its outstanding shares of capital stock, or (C) repurchase, redeem or otherwise acquire, except in connection with any employee benefit plans or arrangements, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of Dreyer's capital stock or any securities convertible into or exchangeable or exercisable for any shares of Dreyer's capital stock;

                  (iii) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) enter into any agreement or exercise any right to provide for acceleration of payment or performance as a result of a change of control of Dreyer's;

                  (iv) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or other equity interests, other than issuances of shares of Dreyer's Common Stock upon the exercise of any Dreyer's Option outstanding as of the date hereof, including for this purpose, options outstanding as of the date hereof to purchase Dreyer's Common Stock under the Dreyer's Section 423 Employee Stock Purchase Plan (the "Dreyer's ESPP");

                  (v) consummate or enter into an agreement with respect to a merger, consolidation, or other business combination;

                  (vi) sell, lease, license or otherwise dispose of Dreyer's or any of its Subsidiaries or any assets, securities, rights or property of Dreyer's or any of its Subsidiaries, directly or indirectly, other than
      (A) sales or leases of inventory and equipment in the ordinary course of business consistent with past practice or (B) transactions that are in the ordinary course and not individually in excess of $5 million or in the aggregate in excess of $10 million;

                  (vii) renew or enter into any non-compete, exclusivity or similar agreement, excluding distribution agreements, that would restrict or limit the operations of Dreyer's or any of its Subsidiaries or, after the Effective Time, of New Dreyer's or its Subsidiaries;

                  (viii) except in the ordinary course of business, modify in any material respect, amend in any material respect or terminate any Dreyer's Material Contract (other than distributor agreements);

                  (ix) enter into any new collective bargaining agreement, except for renewals in the ordinary course of business;

                  (x) sell, license, lease or otherwise dispose of any material license agreement;

                  (xi) enter into, modify or amend any employment agreement or arrangement with, or grant any bonuses, salary increases, or retention pay to, any officer, director, consultant or employee, other than (A) in the ordinary course of business consistent with past practice with respect to non-officer employees, (B) as set forth in Article VI, (C) in connection with promotions or other changes in positions or responsibilities of employees that do not involve an increase in compensation, severance or benefits provided to any officer, director, consultant or employee, except as contemplated by Section 6.3, and (D) as may be required by applicable Laws; provided, however, that if the Closing has not occurred on or prior to February 1, 2003, Dreyer's may make base salary increases for its employees consistent with past practices;

                  (xii) renew, enter into, amend in any material respect or waive any material right under any distributor agreement which is not terminable on one year's (or less) notice, other than distributor agreements with small regional distributors in the ordinary course of business;

                  (xiii) settle or compromise any litigation, or waive, release or assign any material uninsured claims, liabilities or obligations, in any such case with a value (in Dreyer's reasonable judgment) in excess of $7.5 million individually;

                  (xiv) adopt any material change, other than as required by GAAP, in its accounting policies, procedures or practices;

                  (xv) incur or commit to incur any capital expenditures in excess of $55 million in the aggregate in fiscal year 2002 and $55 million in fiscal year 2003;

                  (xvi) engage in butter trading activities involving amounts in excess of current limits approved by the Dreyer's Board of Directors;

                  (xvii) subject to Section 5.9(i), modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Dreyer's is a party and which relates to a business combination involving Dreyer's;

                  (xviii) subject to Section 5.9(i), take any action to render inapplicable, or to exempt any third party from, the provisions of Section 203 of the DGCL or any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

                  (xix) enter into, adopt or amend any Dreyer's Benefit Arrangement, except (A) as set forth in Article VI, (B) as shall be required by applicable Laws or (C) as does not materially increase the aggregate expenses of providing benefits under the Dreyer's Benefits Arrangements;

                  (xx) notwithstanding the foregoing provisions of Section 5.4(b)(vi) and (xix), enter into, modify or amend any plan, agreement or arrangement so as to provide for new or increased severance pay or benefits to any officer, director, consultant or employee, except as set forth in Article VI or in the ordinary course of business consistent with past practice;

                  (xxi) modify or amend the existing joint venture licenses or partner brand agreements set forth in Section 5.4(b)(xxi) or enter into any new material joint venture or partner brand license agreements; or

                  (xxii) agree or commit to do any of the foregoing.

            Section 5.5. Public Announcements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), Dreyer's and Nestle will consult with each other before issuing, or permitting any agent or

Affiliate to issue, and provide each other the opportunity to review and make reasonable comment upon, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the Nasdaq National Market System, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Dreyer's and Nestle may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Dreyer's or Nestle and do not reveal non-public information regarding the other party or its respective Subsidiaries.

            Section 5.6. Intercompany Accounts. At the Effective Time, all intercompany receivables, payables and loans then existing between Nestle or any Continuing Affiliate, on the one hand, and the NICC Entities, on the other hand, shall be settled in accordance with their terms, other than the indebtedness of the Business (representing indebtedness of NICC Entities to Nestle and its Continuing Affiliates), in the amount of $135,000,000 as of May 31, 2002 (as such amount may increase or decrease in the ordinary course of business consistent with the Company's working capital and capital expenditure needs so long as such increases are not in breach of Section 5.4) which subject to
Section 5.3(d), shall remain in place.

            Section 5.7. Voting of Shares. Nestle agrees to vote the Nestle Shares in favor of adoption of this Agreement and the Merger at the Dreyer's Stockholders Meeting.

            Section 5.8. Insurance. From the date hereof to the Effective Time, Nestle and Dreyer's will cooperate reasonably to develop and implement a transition plan with respect to insurance coverage for the NICC Entities, with the goal of ensuring continuing insurance coverage and transfer at the Effective Time of the responsibility for risk management relating to the NICC Entities from Nestle to Dreyer's.

            Section 5.9. No Solicitation. (a) Neither Dreyer's nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and Dreyer's shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (Dreyer's, its Subsidiaries and their respective officers, directors, employees, agents and representatives being the "Dreyer's Representatives") not to, directly or indirectly through another Person, (i) solicit, initiate or encourage or otherwise facilitate any inquiries (including by way of furnishing any non-public information or otherwise) or the making of any inquiry, proposal or offer from any Person which constitutes a Business Combination Proposal with respect to Dreyer's (or would reasonably be expected to lead to such a Business Combination Proposal) or (ii) participate or engage in any discussions or negotiations regarding a Business Combination Proposal with respect to Dreyer's, except to notify such person as to the existence of these provisions, provided, however, that nothing contained in this Agreement shall prevent Dreyer's or its Board of Directors from (A) furnishing non-public information to, or entering into discussions with, any person or entity in connection with an unsolicited bona fide written Business Combination Proposal by such Person if and only to the extent that (1) Dreyer's is not then in breach of its obligations under this
Section 5.9(a), (2) the Board of Directors of Dreyer's believes in good faith (after consultation with its financial advisors and outside legal counsel) that such Business Combination Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (3) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person, such Board of Directors receives from such Person an executed confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement or (B) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to a Business Combination Proposal.

            (b) For purposes of this Agreement, "Business Combination Proposal" means any direct or indirect inquiry, proposal or offer relating to any (i) direct or indirect acquisition or purchase of a business or asset of Dreyer's or any of its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of Dreyer's and its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities, or 20% of the voting power, of Dreyer's or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Dreyer's and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities, or 20% of the voting power, of Dreyer's or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Dreyer's and its Subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Dreyer's or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of Dreyer's and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide written proposal (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving Dreyer's as a result of which the other party thereto or its shareholders shall own 50% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (B) that is (i) obtained not in breach of this Section 5.9 and (ii) on terms that the Board of Directors of Dreyer's, or a committee thereof, determines in good faith to be superior from a financial point of view to its stockholders (other than Nestle and its Affiliates) to the Transactions (after consultation with its financial advisors and outside legal counsel and taking into account all the terms and conditions of such Business Combination Proposal including without limitation, legal and regulatory terms, any break up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation and the ability of the party making such a proposal to obtain financing for such Business Combination Proposal and such other factors as the Board deems relevant.

            (c) Promptly after receipt of any Business Combination Proposal or any request for non-public information or inquiry which it reasonably believes could lead to a Business Combination Proposal, Dreyer's shall promptly (but in any event within one Business Day) notify Nestle orally and in writing of any Business Combination Proposal or any inquiry regarding the making of any Business Combination Proposal, indicating, in connection with such notice, the name of the Person making such Business Combination Proposal or inquiry, the terms and conditions of any such Business Combination Proposal, request or inquiry, and a copy of all written materials provided in connection with such Business Combination Proposal, request or inquiry. After receipt of the Business Combination Proposal, request or inquiry, Dreyer's shall promptly keep Nestle informed in all material respects of the status and details (including material amendments or proposed material amendments thereto) of any such Business Combination Proposal, request or inquiry and shall promptly provide to Nestle (to the extent permitted by law) a copy of all written materials subsequently provided in connection with such Business Combination Proposal, request or inquiry.

            (d) If the Board of Directors of Dreyer's or a committee thereof determines that a Business Combination Proposal constitutes a Superior Proposal, Dreyer's shall promptly provide written notice to Nestle which notice shall include a description of all the material terms and conditions of the Superior Proposal (the "Superior Proposal Notice").

            (e)   Neither the Board of Directors nor any committee thereof shall
(i) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement) providing for any Business Combination Proposal or (ii) approve or recommend, or publicly propose to approve or recommend any Business Combination Proposal, in each case unless this Agreement shall have been terminated in accordance with its terms.

            (f) This Agreement may be terminated and the Transactions abandoned by Dreyer's at any time prior to the Dreyer's Stockholder Meeting if each of the following conditions is met:

                  (i) Dreyer's is not in breach of Section 5.9 of this Agreement;

                  (ii) Dreyer's shall have received a Superior Proposal prior to the date of the Dreyer's Stockholders Meeting, delivered a Superior Proposal Notice to Nestle and notified Nestle of its intent to terminate this Agreement;

                  (iii) During the five Business Day period following Nestle's receipt from Dreyer's of a Superior Proposal Notice, (x) if requested by Nestle, Dreyer's shall have provided Nestle with a reasonable opportunity to revise this Agreement and the Ancillary Agreements so that the Business Combination Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal and (y) Nestle shall have failed to make an offer to Dreyer's that the Board of Directors of Dreyer's shall have reasonably concluded, in good faith (after consultation with its financial advisors and outside legal counsel), would cause the Business Combination that is the subject of the Superior Proposal Notice, in light of such offer, to no longer be a Superior Proposal; and

                  (iv) Dreyer's shall have made the payment of the termination fee required by Section 10.3(a).

            (g) Dreyer's shall immediately as of the date hereof, terminate, and shall cause each of its Subsidiaries and the Dreyer's Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to, a Business Combination Proposal. Dreyer's shall immediately demand that each person which has heretofore executed a confidentiality agreement with Dreyer's or any of its Affiliates or Subsidiaries or any of the Dreyer's Representatives with respect to such Person's consideration of a possible Business Combination Proposal to immediately return or destroy all confidential information heretofore furnished by Dreyer's or any of its Affiliates or Subsidiaries or any of the Dreyer's Representatives to such Person or any of its Affiliates or Subsidiaries or any of the Dreyer's Representatives.

            (h) Dreyer's hereby waives the provisions of Section 6.1 of the Nestle Stock Purchase Agreement with respect to any proposal made by Nestle pursuant to Section 5.9(f)(iii).

            (i) Notwithstanding anything to the contrary contained in this Agreement, the prohibitions contained in Sections 5.4(b) (i), (xvii) or (xviii) shall not be applicable with respect to a Person who has submitted a Superior Proposal to Dreyer's.

            Section 5.10. Proxy Statement; Registration Statement; Blue Sky. (a) Each of New Dreyer's, Dreyer's and Nestle shall cooperate and promptly prepare and New Dreyer's shall file as promptly as practicable the Registration Statement (together with all amendments thereto, the "Registration Statement"), which shall include the proxy statement to be sent to Dreyer's stockholders in connection with the Dreyer's Stockholders Meeting (the "Dreyer's Proxy Statement"). New Dreyer's, Dreyer's and Nestle (with respect to information supplied by it or its Affiliates) will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of New Dreyer's, Dreyer's and Nestle shall use its respective reasonable best efforts to have the Registration Statement cleared by the SEC as promptly as practicable after such filing. No filing of, or amendment or supplement to, the Registration Statement shall be made by Dreyer's, and no filing of, or amendment or supplement to, the Dreyer's Proxy Statement shall be made by Dreyer's, in each case, without providing Nestle a reasonable opportunity to review and comment thereon, which comments shall be considered in good faith. Each of Dreyer's and Nestle will advise the other, promptly after it receives notice thereof, of the time when the Dreyer's Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Dreyer's Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or the Dreyer's Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

            (b) New Dreyer's, Dreyer's and Nestle each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates for inclusion or incorporation by reference in the Registration Statement or the Dreyer's Proxy Statement, and any amendment or supplement thereto will, at the time the Registration Statement becomes effective and on the date of mailing of the Dreyer's Proxy Statement to stockholders and at the time or times of the Dreyer's Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Dreyer's Stockholders Meeting any information relating to New Dreyer's, Dreyer's or Nestle, or any of their respective Affiliates, officers or directors, should be discovered by New Dreyer's, Dreyer's or Nestle which should be set forth in an amendment or supplement to the Registration Statement or the Dreyer's Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the Dreyer's stockholders.

            (c) Each of New Dreyer's, Dreyer's and Nestle will use its reasonable best efforts to cause the Dreyer's Proxy Statement, respectively, to be mailed to the Dreyer's stockholders as promptly as practicable after the date hereof.

            (d) As promptly as practicable following the execution of this Agreement, Nestle shall complete the preparation of and deliver to Dreyer's and New Dreyer's complete copies of the audited consolidated statements of income, balance sheets and statements of cash flows, including all related notes and schedules thereto, of NICC as of and for the twelve months ended December 31, 2001, prepared in accordance with GAAP. Nestle shall use reasonable best efforts to also deliver to Dreyer's as promptly as practicable such other financial statements or information relating to the NICC Entities as Dreyer's or New Dreyer's may reasonably request in connection with the preparation of the Registration Statement and the clearance of the Registration Statement by the SEC.

            (e) Each of New Dreyer's, Dreyer's and Nestle will use its respective reasonable best efforts to obtain prior to the Effective Time all necessary state securities or "blue sky" permits and approvals required to permit the distribution of the shares of Class A Common Stock to be issued in accordance with the provisions of this Agreement.

           Section 5.11. Stockholders' Meeting; Board Recommendation. Dreyer's will take all action necessary to convene a meeting of the stockholders of Dreyer's at which the stockholders of Dreyer's shall consider approval and adoption of this Agreement and the Merger (the "Dreyer's Stockholders Meeting") as promptly as practicable after the Dreyer's Proxy Statement has been cleared by the SEC; provided that the meeting shall be scheduled for not later than 45 days from the date the Dreyer's Proxy Statement is mailed to stockholders of Dreyer's (or, subject to applicable Law, earlier if such scheduled date would otherwise be within five Business Days prior to the Termination Date) unless Nestle agrees to or specifies a longer period of time. In connection with the Dreyer's Stockholders Meeting and the transactions contemplated hereby, Dreyer's will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Dreyer's Stockholders Meeting for up to 30 days (or until such earlier time as the previously established record date for such meeting would no longer be valid) to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (ii) otherwise comply with all legal requirements applicable to the Dreyer's Stockholders Meeting. The Board of Directors of Dreyer's shall recommend to its stockholders the approval of the matters to be submitted to its stockholders at the Dreyer's Stockholders Meeting, which recommendation shall be set forth in the Dreyer's Proxy Statement and shall use reasonable best efforts to solicit approval, except that the Dreyer's Board of Directors may, to the extent required, withdraw or modify in a manner adverse to Nestle such recommendation if the Dreyer's Board of Directors determines, in good faith, after consultation with, outside legal counsel, that such action is required in order for the Dreyer's directors to comply with their fiduciary duties to Dreyer's stockholders under applicable law; it being understood that the obligation of Dreyer's and its Board of Directors' to use reasonable best efforts to solicit and obtain such approval and to otherwise comply with their other obligations under this Agreement shall not be affected by the Dreyer's Board of Directors' decision to withdraw or modify in a manner adverse to Nestle such recommendation (except for the act of such withdrawal or modification). The Dreyer's Stockholders Meeting will be held regardless of any failure to make such recommendation or any change in such recommendation.

            Section 5.12. Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of Dreyer's or Nestle, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

            Section 5.13. Governance Agreement. Nestle and New Dreyer's each agree to execute the Governance Agreement, in the form set forth in Exhibit D hereto ("Governance Agreement"), at or immediately prior to the Effective Time.

            Section 5.14. Nasdaq Listing. Dreyer's, New Dreyer's and Nestle shall cooperate with each other and shall use their reasonable best efforts to cause the shares of Class A Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market System, subject to official notice of issuance, prior to the Closing Date; provided, that such reasonable best efforts shall not require either party to forego any financial benefit or other benefit of the transactions contemplated by this Agreement or the Governance Agreement, other than agreeing to the modifications contemplated by
Section 3.03(a) of the Governance Agreement to the extent such action would be required thereunder).

            Section 5.15. Dreyer's Rights Agreement. Prior to the Effective Time, the Board of Directors of Dreyer's will take the requisite action such that (i) neither Nestle nor any of its Affiliates shall become an "Acquiring Person," and no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Dreyer's Rights Agreement) will occur, solely by reason of the approval, execution or delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby and (ii) the Dreyer's Rights Agreement will terminate and the Rights will expire concurrently with the Effective Time.

            Section 5.16. The Nestle Stock Purchase Agreement. Dreyer's hereby acknowledges and agrees that the negotiation and execution of this Agreement and the transactions contemplated hereunder has not breached or violated the standstill and/or transfer restrictions contained in Section 6.1 of the Nestle Stock Purchase Agreement, and that the execution of this Agreement, the performance by Nestle and/or its Affiliates of their obligations hereunder and the enforcement by Nestle and/or its Affiliates of their rights hereunder does not and will not breach or violate the standstill and/or transfer restrictions contained in Section 6.1 of the Nestle Stock Purchase Agreement. Nestle and Dreyer's agree that at the Effective Time, the Nestle Stock Purchase Agreement shall terminate and be of no further force and effect effective as of the Effective Date.


                                   ARTICLE VI

                            Employee Benefits Matters

            Section 6.1. NICC Severance and Retention Plans. At any time prior to the Effective Time, Nestle and its Subsidiaries may adopt a severance plan and a retention plan for NICC employees consistent with the terms and conditions set forth in the term sheets set forth in Section 6.1 of the Nestle Disclosure Schedule; provided, that Dreyer's shall have the right to review and comment upon all plan documents, plan summaries, participant communications and other writings setting forth the terms and conditions of such plans, and no such documents, communications or writings shall be adopted or disseminated to NICC employees without the prior approval of Dreyer's, which approval shall not be unreasonably withheld. After the Effective Time, New Dreyer's shall cause NICC to continue such plans according to their terms without any change adverse to the employees covered thereunder, until all payments required to be made thereunder have been made.

            Section 6.2. NICC Bonus Plans. If the Effective Time occurs prior to December 31, 2002, Nestle may either (i) at any time prior to the Effective Time, terminate NICC annual bonus and long-term incentive plans and pay pro-rata bonuses to the plans' participants with respect to the truncated performance period ending on the date of the termination of such plans based on actual performance during the truncated period or (ii) maintain such plans as in effect immediately prior to the date hereof until December 31, 2002. In any event, if the Effective Time occurs on or prior to December 31, 2002, Nestle shall ensure that NICC does not establish any new performance periods thereunder. If the Effective Time occurs after December 31, 2002, NICC may establish new performance periods under its annual bonus and long term incentive plans commencing on January 1, 2003, on terms and conditions consistent with its past practice; provided, however, that if NICC chooses to establish such new performance periods, Nestle shall in any event cause NICC to terminate such plans no later than the Effective Date and pay pro-rata bonuses to the plans' participants with respect to the truncated performance period ending on the date of the termination of such plans based on actual performance during the truncated period.

            Section 6.3. Dreyer's Employment Arrangements. Dreyer's has entered into employment agreements as of the date hereof with the individuals listed as such on Section 6.3(a) of the Dreyer's Disclosure Schedule in the forms attached as Exhibits E and F hereto. From and after the date hereof, Dreyer's may enter into employment agreements with the individuals listed as such on Section 6.3(b) of the Dreyer's Disclosure Schedule, in forms providing terms and conditions of employment and severance pay and benefits that are no more favorable to such individuals than Exhibit F hereto.

            Section 6.4. Dreyer's Employee Stock Purchase Plans and Stock Option Plans. Dreyer's shall take all actions reasonably necessary to ensure, with respect to the Dreyer's ESPP, that (i) the open offering period ending August 14, 2002 shall be completed in accordance with the terms thereof, (ii) the rights of participants to purchase shares of Dreyer's Common Stock under the open offering period ending February 25, 2003 (the "Last Offering Period") shall be converted into rights to acquire shares of Class A Common Stock at the price at which such participants could have purchased Dreyer's Common Stock under the Dreyer's ESPP, (iii) from and after the date hereof, no new enrollment period will be offered to participants under the Dreyer's ESPP and (iv) the Dreyer's ESPP will be terminated effective as of the completion of the Last Offering Period. Dreyer's shall also take all actions reasonably necessary to ensure that as of the Effective Time (i) the Dreyer's Secured Employee Stock Purchase Plan is terminated without offering any additional opportunities to purchase Dreyer's Common Stock to participants thereunder and (ii) no additional options or awards with respect to Dreyer's Common Stock are granted under the Dreyer's Option Plans.

            Section 6.5. Long Term Incentive Plan. As soon as reasonably practicable after the Effective Time, New Dreyer's shall implement a long term incentive plan (the "LTIP") as provided in Section 6.5 of the Dreyer's Disclosure Schedule.

            Section 6.6. Continuation of Benefits. From the Effective Time through December 31, 2005, New Dreyer's shall provide, or shall cause Dreyer's or NICC to provide, to those individuals who are employees of Dreyer's and NICC and their respective Subsidiaries as of the Effective Time, other than those subject to collective bargaining obligations or agreements, who remain employed by New Dreyer's or any of its Subsidiaries following the Effective Time (the "Employees"), compensation and employee benefits that are, in the aggregate, substantially comparable to those provided to the employees of Dreyer's and its Subsidiaries immediately before the Effective Time, excluding any stock option, stock purchase or other equity compensation plans maintained by Dreyer's and its Subsidiaries prior to the Effective Time and not taking into account the LTIP, subject to such changes to benefits and compensation as New Dreyer's determines necessary to provide benefits and compensation that are competitive with changes in market practice.

            Section 6.7. Service Credits. For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant under any employee benefit plan or arrangement of New Dreyer's, Dreyer's, NICC or their respective Subsidiaries, including for severance benefits but not for pension accruals, the Employees shall receive service credit for service with Dreyer's, NICC and their respective Subsidiaries and predecessors, as the case may be, to the same extent such service was credited under their respective benefit plans or arrangements immediately prior to the Effective Time.

            Section 6.8. Controlled Group Liability. Nestle shall indemnify and hold Dreyer's, its Subsidiaries and the NICC Entities harmless from any and all Controlled Group Liability.

            Section 6.9. Reservation of Rights. Nothing contained in this Agreement shall confer upon any Employee any right with respect to continuation of employment by New Dreyer's, Dreyer's, NICC or their respective Subsidiaries nor shall anything herein interfere with their right to terminate the employment of any of the Employees at any time, with or without cause, or restrict them in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of the Employees, except to the extent provided otherwise by any written employment agreement with the Employee. No provision of this Agreement shall create any third party beneficiary rights in any Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Employee or under any benefit plan or arrangement.


                                   ARTICLE VII

                                   Tax Matters

            Section 7.1. Tax-free Qualification. Dreyer's and Nestle shall each use its reasonable best efforts to (i) cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the Merger, the Exchange and the Contribution taken together, to qualify as a transaction described in Section 351 of the Code and (ii) obtain the opinions of counsel referred to in Sections 8.2(e) and 8.3(d). Dreyer's and Nestle shall each use its reasonable best efforts not to take any action that would prevent or impede the Merger from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code or the Merger, the Exchange and the Contribution, taken together, from qualifying as an exchange described in Section 351 of the Code.

            Section 7.2. FIRPTA Certificate. On or prior to the Closing, Nestle shall furnish to New Dreyer's a certificate in form and substance reasonably satisfactory to Dreyer's duly executed and acknowledged certifying facts that would exempt the transfer of NICC and its assets hereunder from the provisions of the Foreign Investment in Real Property Tax Act.

            Section 7.3. Indemnification. Nestle shall be liable for, and shall indemnify, defend and hold the Dreyer's Entities harmless from and against any and all obligations or liabilities (a) arising out of fraud or gross or intentional misconduct by Nestle or its Affiliates (during the time such entities were Affiliates of Nestle) with respect to Taxes imposed on the NICC Entities with respect to any period (or part thereof) ending on or prior to the Closing (treating for this purpose the Closing Date as the end of a Tax period whether or not the Tax period so ends), (b) for U.S. federal Income Taxes of another Person with respect to periods beginning prior to the Closing which are imposed on the NICC Entities pursuant to Treasury Regulations Section 1.1502-6,
(c) for U.S. federal Income Taxes of Rock Island Foods, Inc. ("NICC Subsidiary") with respect to any period beginning after October 26, 2001 and ending on or prior to the Closing (treating for this purpose the Closing Date as the end of a Tax period whether or not the Tax period so ends), (d) for U.S. state Income Taxes of the NICC Entities with respect to any period ending on or prior to the Closing (treating for this purpose the Closing Date as the end of a Tax period whether or not the Tax period so ends) that are includable in Nestle's or its Affiliates' Taxable income as a result of Contributing Sub's ownership of the NICC Membership Interest, provided however that for purposes of this Section 7.3 such state Income Taxes shall not exceed 5% of the aggregate amount of all distributions paid by NICC to Nestle or its Affiliates pursuant to Section 5.4(a)(i), and (e) to the extent such obligations or liabilities are in excess of $5,000,000 and to the extent that such obligations or liabilities are not indemnified by the preceding clauses (a) through (d), for (x) Taxes of NICC with respect to any period (or any part thereof) ending on or prior to the Closing (treating for this purpose the Closing Date as the end of a Tax period whether or not the Tax period so ends) and (y) Taxes of

NICC Subsidiary with respect to any period (or part thereof) beginning after October 26, 2001 (treating for this purpose October 26, 2001 as the end of a Tax period whether or not the Tax period so ends) and ending on or prior to the Closing (treating for this purpose the Closing Date as the end of a Tax period whether or not the Tax period so ends).

            Section 7.4. Cooperation. After the Closing Date, each of Nestle and Dreyer's shall (and shall cause their respective Affiliates to), at the reasonable request of the other party, (a) assist the other party in preparing and filing any Tax Returns, and (b) cooperate fully with the other party in connection with any Tax matters relating to the Business. Such assistance and cooperation shall include providing the other party and, at the direction of the other party, any Tax Authority, with copies (at the other party's expense) of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Each of Nestle and Dreyer's shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder to the other party and, at the direction of the other party, any Tax Authority. In connection therewith, Nestle and Dreyer's shall not dispose of any Tax work papers, books or records relating to any of the NICC Entities or the Business until the later of the expiration of the six-year period following the Closing Date or expiration of the statute of limitations of the Tax period to which such Tax Returns and other documents relate, without regard to extensions, except to the extent notified by the other party in writing of such extensions of the respective Tax periods. Any information obtained under this Section 7.4 shall be kept confidential except as may be otherwise necessary in connection with the applicable Tax matter.

                                  ARTICLE VIII

                              Conditions Precedent

            Section 8.1. Conditions to Each Party's Obligation. The respective obligations of Nestle, New Dreyer's, Merger Sub and Dreyer's to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

            (a) Receipt of Stockholder Approval. Dreyer's shall have obtained the Required Dreyer's Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of Dreyer's.

            (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect having the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

            (c) HSR Act. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

            (d) Governmental and Regulatory Approvals. Other than the filings pursuant to the HSR Act, all consents, approvals and actions of, filings with and notices to any Governmental Authority required of Dreyer's, Nestle or any of their respective Subsidiaries to consummate the Transactions and the other transactions contemplated hereby, the failure of which to be obtained or made would have or would reasonably be expected to have an NICC Material Adverse Effect as defined in Section 8.2(a) or a Dreyer's Material Adverse Effect as defined in Section 8.3(a) shall have been obtained or made.

            (e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, and no similar proceeding with respect to the Dreyer's Proxy Statement, shall be initiated by, pending before or threatened by the SEC.

            (f) Governance Agreement. Nestle and Dreyer's shall have executed the Governance Agreement.

            Section 8.2. Additional Conditions to Dreyer's Obligations. The obligations of Dreyer's to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of all of the following additional conditions:

            (a) Representations and Warranties of Nestle. Each of the representations and warranties of Nestle set forth in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing (except for those representations and warranties which expressly address matters only as of the date of this Agreement or any other particular date, which need only be true and correct in all respects as of such date), except to the extent that any failures of such representations and warranties to be true and correct, individually or when aggregated with any other such failures, does not constitute an NICC Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, all qualifications based on the word "material" or "material adverse effect" or similar phrases contained in such representations and warranties shall be disregarded). For purposes of this Section 8.2(a), an "NICC Material Adverse Effect" shall mean a material adverse effect on the value of the business of the NICC Entities from the perspective of a long term strategic acquiror taken as a whole, or on the ability of Nestle and NICC to consummate the transactions contemplated hereby; provided, that none of the following shall be considered in determining whether an NICC Material Adverse Effect has occurred: (A) changes in general economic conditions in the U.S. or in conditions affecting the ice cream and frozen dessert manufacturing and distribution industry generally and (B) changes resulting from the announcement of the transactions contemplated hereby. Changes (to the extent not resulting from (A) or (B) above) in the assets, liabilities, business, financial condition, results of operations and prospects of the NICC Entities may be taken into account solely for purposes of determining whether an NICC Material Adverse Effect has occurred.

            (b) Performance of Obligations of Nestle. Nestle shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) Certificate. Dreyer's shall have received at the Closing a certificate dated the Closing Date and validly executed by an executive officer of Nestle to the effect that the conditions specified in paragraphs (a) and (b) of this Section 8.2 have been satisfied.

            (d) Tax Opinion of Dreyer's Counsel. Dreyer's shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Dreyer's, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes the stockholders of Dreyer's should not recognize gain or loss on the exchange of Dreyer's Common Stock for Class A Common Stock in the Merger. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representations contained in certificates of New Dreyer's, Dreyer's and others, and the parties hereto agree to provide Wachtell, Lipton, Rosen & Katz with such certificates as it may reasonably request in connection with rendering its opinion.

            Section 8.3. Additional Conditions to Nestle's Obligation. Nestle's obligation to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of all of the following additional conditions:

            (a) Representations and Warranties of Dreyer's. Each of the representations and warranties of Dreyer's set forth in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing (except for those representations and warranties which expressly address matters only as of the date of this Agreement or any other particular date, which shall be true and correct in all respects only as of such date), except to the extent that any failures of such representations and warranties to be true and correct, individually or when aggregated with any other such failures, does not constitute a Dreyer's Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, all qualifications based on the word "material" or "material adverse effect" or similar phrases contained in such representations and warranties shall be disregarded). For purposes of this Section 8.3(a), a "Dreyer's Material Adverse Effect" shall mean a material adverse effect on the value of the business of the Dreyer's Entities from the perspective of a long term strategic acquiror taken as a whole; provided, that none of the following shall be considered in determining whether a Dreyer's Material Adverse Effect has occurred: (A) changes in general economic conditions in the U.S. or in conditions affecting the ice cream and frozen dessert manufacturing and distribution industry generally and (B) changes resulting from the announcement of the transactions contemplated hereby. Changes (to the extent not resulting from (A) or (B) above) in the assets, liabilities, business, financial condition, results of operations and prospects of Dreyer's may be taken into account solely for purposes of determining whether a Dreyer's Material Adverse Effect has occurred.

            (b) Performance of Obligations of Dreyer's. Dreyer's, New Dreyer's and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

            (c) Date Certificate. Nestle shall have received at the Closing a certificate dated the Closing Date and validly executed by an executive officer of Dreyer's to the effect that the conditions specified in paragraphs (a) and
(b) of this Section 8.3 have been satisfied.

            (d) Nestle shall have received an opinion of Latham & Watkins, in form and substance reasonably satisfactory to Nestle, dated the date of the Contribution, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes the Merger, the Exchange and the Contribution, taken together, will be treated as a transfer of property to New Dreyer's qualifying under Section 351 of the Code. In rendering such opinion, Latham & Watkins may receive and rely upon representations contained in certificates of New Dreyer's, Contributing Sub and others, and the parties hereto agree to provide Latham & Watkins with such certificates as it may reasonably request in connection with rendering its opinion.

            (e) As of the Closing, there shall be no more than 41,393,348 shares of Dreyer's Common Stock outstanding (calculated on a fully diluted basis and including all shares of Dreyer's Common Stock issuable upon exercise of options (whether vested or unvested), warrants or similar instruments outstanding and all other equity interests convertible into or exchangeable for Dreyer's Common Stock) and there shall be no shares of or rights to acquire Dreyer's preferred stock outstanding.


                                   ARTICLE IX

                                    Survival

            Section 9.1. Survival. (a) None of the representations and warranties of Nestle contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Ancillary Agreements) shall survive the Effective Time.

            (b) The covenants and agreements of the parties hereto contained in this Agreement which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX shall survive the Effective Time.


                                    ARTICLE X

                                   Termination

            Section 10.1. Termination. This Agreement may be terminated at any time prior to the Closing, in writing:

            (a) by Dreyer's and Nestle by mutual written consent, by action of their respective Boards of Directors;

            (b) by either Dreyer's or Nestle, if the Effective Time shall not have occurred prior to the close of business on the anniversary of the date hereof ("Termination Date"); provided, further, pursuant to this Section 10.1(b) shall not be available to (i) Dreyer's, if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date or (ii) Nestle, if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

            (c) by either Dreyer's or Nestle, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.2) permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable;

            (d) by either Dreyer's or Nestle, if the Dreyer's Stockholders Approval shall not have been obtained in connection with the approval and adoption of this Agreement and the Merger upon the taking of such vote at a duly held meeting of stockholders of Dreyer's or at any adjournment thereof;

            (e) by Nestle, if Dreyer's shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Dreyer's prior to the Termination Date and (2) renders any condition under Sections 8.3(a) or (b) incapable of being satisfied prior to the Termination Date;

            (f) by Dreyer's, if Nestle shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Nestle prior to the Termination Date and (2) renders any condition under Sections 8.2(a) or (b) incapable of being satisfied prior to the Termination Date;

            (g)   by Nestle, if the Board of Directors of Dreyer's shall have
(i) withdrawn or modified in any manner adverse to Nestle its recommendation that the stockholders of Dreyer's approve and adopt this Agreement and the Merger or shall have resolved to take any such action or (ii) approved or recommended, or shall have resolved to approve or recommend, to the stockholders of Dreyer's, a Business Combination Proposal or (iii) has failed to hold the Dreyer's Stockholders Meeting by the fifth Business Day prior to the Termination Date (unless Dreyer's has not materially breached its obligation to call the Dreyer's Stockholders Meeting in accordance with Section 5.11); or

            (h)   by Dreyer's, in accordance with Section 5.9(f).

            Section 10.2. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Nestle and Dreyer's pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 5.1(c), Section 10.3 and Article XI shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement.

            (a) Nestle Expenses. Nestle and Dreyer's agree that if this Agreement is terminated pursuant to Section 10.1(e), then Dreyer's shall pay Nestle an amount equal to the sum of Nestle's Expenses not to exceed $25 million.

            (b) Dreyer's Expenses. Nestle and Dreyer's agree that if this Agreement is terminated pursuant to Section 10.1(f), then Nestle shall pay Dreyer's an amount equal to the sum of Dreyer's Expenses not to exceed $25 million.

            (c) Payment of Expenses. Payment of Expenses pursuant to Sections 10.2(b) and 10.2(c) shall be made not later than two Business Days after delivery to the other part of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth day after such party delivers such notice of demand for payment).

            Section 10.3. Termination Fees. (a) In the event that this Agreement is terminated by Dreyer's pursuant to Section 10.1(h), Dreyer's shall pay to Nestle a termination fee of Seventy-Five Million Dollars ($75,000,000) prior to and as a condition to such termination.

            (b) In the event this Agreement is terminated pursuant to Section 10.1(g), Dreyer's shall pay to Nestle, within two Business Days following written notice of such termination, a termination fee in an amount equal to Seventy-Five Million Dollars ($75,000,000) in immediately available funds.

            (c)   In the event that this Agreement is terminated pursuant to
Section 10.1(d) and, at any time after the date of this Agreement and before the Dreyer's Stockholders Meeting, any offer or proposal that would be a Business Combination Proposal shall have been publicly announced or otherwise become known to the stockholders of Dreyer's generally and not withdrawn or rejected by Dreyer's, and Dreyer's enters into a definitive agreement with respect to, or consummates, such Business Combination Proposal within six months of such termination, Dreyer's shall pay to Nestle, within two Business Days after the earlier of the consummation of such Business Combination Proposal or execution of a definitive agreement with respect to such Business Combination Proposal, a fee of Seventy-Five Million Dollars ($75,000,000). For purposes of this Section 10.3(c), the endorsement by the Board of Directors of Dreyer's, of a tender offer within six months of a termination contemplated by this Section 10.3(c) shall be treated as if Dreyer's had entered into a definitive agreement with respect to such tender offer. For purposes of this Section 10.3(c), the percentages in the definition of Business Combination Proposal shall be 50% in lieu of 20%.

            Section 10.4. All Payments. All payments under Sections 10.2 and
10.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Dreyer's and Nestle acknowledge that the agreements contained in Sections 10.2 and 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Dreyer's nor Nestle would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to Sections 10.2 and 10.3 and, in order to obtain such payment, Dreyer's or Nestle, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in Sections 10.2 and 10.3, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.


                                   ARTICLE XI

                                  Miscellaneous

            Section 11.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            Section 11.2. Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

            (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court of appropriate jurisdiction in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by applicable Law, that any final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

            (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

            (d) Each party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 11.2.

            Section 11.3. Entire Agreement; Beneficiaries. This Agreement and the Governance Agreement, the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Nothing expressed, referred to or implied by or in this Agreement will be construed to give any Person (other than the parties to this Agreement) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns permitted by Section 11.6.

            Section 11.4. Expenses. (a) Except as set forth in this Agreement, whether the Transactions are or are not consummated, all legal, investment banking and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. For the avoidance of doubt, any costs incurred in connection with the Agreement and the transactions contemplated hereby by Nestle and its Subsidiaries (including the NICC Entities) prior to the Closing, including any arrangements referred to in Section 3.14 with respect to the Nestle Financial Advisors (including any indemnity obligations to the Nestle Financial Advisors), shall be deemed incurred by Nestle or one or more of the Continuing Affiliates, and not by any of the NICC Entities.

            (b) Nestle and Dreyer's shall share equally all costs associated with filings pursuant to the HSR Act and any filings with and noticed to any Governmental Authority.

            Section 11.5. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Nestle shall be addressed to:

                  Nestle Holdings, Inc.
                  c/o Nestle USA, Inc.
                  800 North Brand Boulevard
                  Glendale, California  91203
                  Attn:  General Counsel
                  Telecopy:  818-549-6713

                  with a copy to:

                  Latham & Watkins
                  633 West Fifth Street
                  Los Angeles, CA  90071-2007
                  Attn.:  Mary Ellen Kanoff, Esq.
                  Telecopy No.:  (213) 891-8763


or at such other address and to the attention of such other person as Nestle may designate by written notice to Dreyer's. Notices to Dreyer's, New Dreyer's or Merger Sub shall be addressed to:

                  Dreyer's Grand Ice Cream, Inc.
                  5929 College Avenue
                  Oakland, California  94618
                  Attn:  General Counsel
                  Telecopy No.  (510) 450-4592
                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attn.:  Seth A. Kaplan, Esq.
                  Telecopy No.:  (212) 403-2000

or at such other address and to the attention of such other person as Dreyer's may designate by written notice to Nestle.

            Section 11.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party hereto. Nothing in this Agreement is intended to confer upon any Person that is not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 11.7. Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified. All references in this Agreement to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

            Section 11.8. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought; provided, that after the Effective Time, an amendment by Dreyer's shall require action by a majority of the non-Nestle nominees of the Dreyer's Board of Directors. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

            Section 11.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, in addition to any other remedy or law or in equity.

            Section 11.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            Section 11.11. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.



                                    DREYER'S GRAND ICE CREAM, INC.



                                    By: /s/ T. Gary Rogers
                                       ----------------------------------------
                                       Name: T. Gary Rogers
                                       Title: Chief Executive Officer


                                    NEW DECEMBER, INC.



                                    By: /s/ Timothy F. Kahn
                                       ----------------------------------------
                                       Name: Timothy F. Kahn
                                       Title: President


                                    DECEMBER MERGER SUB, INC.



                                    By: /s/ Timothy F. Kahn
                                       ----------------------------------------
                                       Name: Timothy F. Kahn
                                       Title: President


                                    NESTLE HOLDINGS, INC.



                                    By: /s/ Kristin Adrian
                                       ----------------------------------------
                                       Name: Kristin Adrian
                                       Title: Senior Vice President, General
                                              Counsel


                                    NICC HOLDINGS, INC.



                                    By: /s/ Kristin Adrian
                                       ----------------------------------------
                                       Name: Kristin Adrian
                                       Title: Secretary